UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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IDENIX PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY
SUBJECT TO COMPLETION

Dear Idenix Stockholder:

Please join us for the 2007 Annual Meeting of Stockholders of Idenix Pharmaceuticals, Inc. The annual meeting will be held on Thursday, May 31, 2007 at 9:00 a.m., at the offices of WilmerHale, located at 60 State Street, Boston, Massachusetts 02109.

At this year’s annual meeting, we expect to consider and act upon the following matters:

1.	To elect nine directors;

2.	To approve an amendment to our restated certificate of incorporation, as amended, increasing the number of authorized shares of common stock from 75,000,000 to 125,000,000 shares;

3.	To approve an amendment to our 2005 Stock Incentive Plan increasing the number of shares of common stock authorized for issuance thereunder from 3,000,000 shares to 6,000,000 shares;

4. To ratify the appointment of our independent registered public accounting firm; and

5. To transact any other business that may properly come before the meeting.

Additional information about the items of business to be discussed at our annual meeting is given in the attached Notice of Annual Meeting and Proxy Statement.

I urge you to carefully review the proxy materials and to vote FOR the election of the director nominees, FOR the approval of the amendment to our restated certificate of incorporation, as amended, FOR the amendment to the 2005 Stock Incentive Plan, and FOR the ratification of the appointment of our independent registered public accounting firm.

On behalf of the Idenix board of directors, employees and management, I thank you for your support and confidence. We look forward to seeing you at the annual meeting.

Very truly yours,

Jean-Pierre Sommadossi
Chairman and Chief Executive Officer

April [  ], 2007

IDENIX PHARMACEUTICALS, INC.
60 Hampshire Street
Cambridge, Massachusetts 02139

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Date	May 31, 2007

Time	9:00 a.m. (eastern daylight time)

Place	WilmerHale 60 State Street Boston, Massachusetts 02109

Items of Business	1. To elect nine directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

2. To approve an amendment to our restated certificate of incorporation, as amended, increasing the number of authorized shares of common stock from 75,000,000 to 125,000,000 shares;

3. To approve an amendment to our 2005 Stock Incentive Plan increasing the number of shares of common stock authorized for issuance thereunder from 3,000,000 to 6,000,000 shares;

4. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2007; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date	You are entitled to notice of, and to vote at the annual meeting and any adjournments of that meeting, if you were a stockholder of record at the close of business on April 5, 2007.

Voting by Proxy	Please submit the enclosed proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions regarding voting, please refer to the Questions and Answers beginning on page 1 of the Proxy Statement and the instructions on your proxy card.

Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or by notifying the inspector of elections in writing of such revocation.

By Order of the Board of Directors,

John F. Weidenbruch
Secretary

Cambridge, Massachusetts
April [  ], 2007

IDENIX PHARMACEUTICALS, INC.

60 Hampshire Street
Cambridge, Massachusetts 02139

Proxy Statement for the 2007 Annual Meeting of Stockholders
To Be Held on May 31, 2007

PROXIES AND VOTING

This proxy statement contains information about the 2007 annual meeting of stockholders of Idenix Pharmaceuticals, Inc. We are holding the meeting on Thursday, May 31, 2007 at 9:00 a.m. (eastern daylight time) at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109.

In this proxy statement, references to “Idenix,” “we,” “us” and “our” refer to Idenix Pharmaceuticals, Inc.

We are sending you this proxy statement in connection with the solicitation by our board of directors of proxies to be voted at the annual meeting or at any adjournment or postponement thereof.

We are mailing this proxy statement and proxy card together with our Annual Report for the year ended December 31, 2006 on or about April [  ], 2007.

You can find our Annual Report on Form 10-K for the year ended December 31, 2006 on the Internet at our website, www.idenix.com under the caption “Investor Center — Annual Reports,” or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may obtain additional printed copies of our Annual Report on Form 10-K, free of charge, by sending a written request to: Idenix Pharmaceuticals, Inc., attention: Investor Relations, 60 Hampshire Street, Cambridge, MA 02139. Exhibits will be provided upon written request and payment of an appropriate processing fee.

References to our website are inactive textual references only and the contents of our website should not be deemed to be incorporated by reference into this proxy statement.

Q.	Who can vote at the annual meeting?

A.	To be able to vote, you must have been a stockholder of record at the close of business on April 5, 2007, the record date for our annual meeting. On that date, 56,167,393 shares of common stock were issued and outstanding and entitled to vote at the annual meeting. If you were a stockholder of record on that date, you are entitled to vote all of the shares that you held on that date at the annual meeting, or any postponement or adjournment of the annual meeting.

Q.	What are the voting rights of the holders of common stock?

A.	Each outstanding share of our common stock entitles the holder to one vote on each proposal considered at the annual meeting. We have no other securities entitled to vote at the meeting.

Q.	What is a proxy card?

A.	The proxy card enables you to appoint Jean-Pierre Sommadossi, our chief executive officer, John Weidenbruch, our executive vice president and general counsel and Maria Stahl, our associate general counsel, as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Dr. Sommadossi, Mr. Weidenbruch and Ms. Stahl to vote your shares at the meeting as you have instructed on the proxy card. If you do not specify on the proxy card how your shares should be voted, they will be voted as recommended by our board of directors. This way, you can vote your shares whether or not you attend the meeting.

Q.	What am I voting on?

A.	We are asking you to vote on:

• the election of directors for a one year term;

• an amendment to our restated certificate of incorporation, as amended, increasing the number of authorized shares of common stock from 75,000,000 to 125,000,000 shares;

• an amendment to our 2005 Stock Incentive Plan increasing the number of shares of common stock authorized for issuance thereunder from 3,000,000 to 6,000,000 shares; and

• the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2007.

Q.	How do I vote?

A.	If you are a record holder, meaning your shares are registered in your name, you may vote:

(1) By Mail:  Complete, date and sign the enclosed proxy card and mail it in the enclosed postage paid envelope. Your shares will be voted according to your instructions. If you do not specify how your shares should be voted, they will be voted as recommended by our board of directors.

(2) In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for you by a broker, bank or other nominee, you may vote:

(1) By Mail: You will receive instructions from your broker, bank or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(2) In Person at the Meeting:  Contact the broker, bank or other nominee who holds your shares to obtain a proxy card and bring it with you to the meeting. You will not be able to vote in person at the meeting unless you have obtained from the broker, bank or other nominee a proxy issued in your name giving you the right to vote your shares.

Q.	How may I change or revoke my proxy?

A.	You may change or revoke your proxy at any time before the meeting. To do so, you must do one of the following:

(1)  Provide written notice to us in time for receipt prior to the meeting that you wish to revoke your proxy. Such notice should be sent to us c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

(2)  Sign a new proxy and submit it to us c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139 in time for receipt prior to the meeting. Only the most recently dated proxy will be counted.

(3) Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request such revocation.

Q.	Will my shares be voted if I do not return my proxy?

A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote either by returning your proxy or voting in person by ballot at the meeting.

If your shares are held in “street name,” we encourage you to provide voting instructions to your broker, bank or other nominee by giving your proxy to them. This ensures that your shares will be voted at the meeting according to your instructions. If you do not return a proxy to your broker, bank or other nominee to vote your shares, your broker, bank or other nominee may, with respect to the proposals to elect our directors and ratify the selection of our independent registered public accounting firm, either vote your shares or leave your shares unvoted, under their discretionary authority.

Q.	How many shares must be represented at the meeting?

A.	To establish a quorum, a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy at the meeting. The presence of a quorum is a prerequisite to holding and conducting business at the meeting. We believe that Novartis Pharma AG, or Novartis, the holder of a majority of our issued and outstanding common stock, will be present at the meeting and that a quorum will be established as a result.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1 — Election of Directors. The nine nominees for director who receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. You may:

• vote FOR all nominees;

• WITHHOLD your vote from all nominees; or

• vote FOR one or more nominees and WITHHOLD your vote from one or more of the others. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2 — Approval of Amendment of the Restated Certificate of Incorporation, as Amended. The affirmative vote of stockholders holding a majority of the outstanding shares of Idenix common stock is required to approve the amendment of Idenix’s restated certificate of incorporation, as amended.

Proposal 3 — Approval of Amendment of the 2005 Stock Incentive Plan. The affirmative vote of stockholders holding a majority of the votes cast on this proposal is required to approve the amendment of the 2005 Stock Incentive Plan.

Proposal 4 — Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of stockholders holding a majority of the votes cast on this proposal is required to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that our stockholders should have an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Proposal 5 — Other Matters. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy will have the discretion to vote, or otherwise act for you, in accordance with their judgment on the matter. As of the date of this proxy statement, we do not know of any other matters to be presented at the annual meeting.

If you vote to abstain on Proposal 2, your shares are nonetheless considered outstanding shares and an abstention will have the same effect as a vote against the proposed amendment to our restated certificate of incorporation. If you vote to abstain on either of Proposals 3 or 4, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to abstain will have no effect on the voting on the proposal.

We believe that Novartis intends to vote all of its shares FOR each proposal detailed above. On the record date, Novartis was the holder of approximately 56% of our outstanding common stock.

Q.	Where may I find the voting results?

A.	We will announce preliminary voting results at the meeting. We plan to report the final voting results in our Quarterly Report on Form 10-Q for the second quarter ending June 30, 2007, which we expect to file with the Securities and Exchange Commission, or SEC, in August 2007.

Q.	Who is soliciting the proxy and what are the costs of soliciting these proxies?

A.	Our board of directors is soliciting the proxy accompanying this proxy statement. We will bear the cost of soliciting proxies. Our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is elected each year at the annual meeting of stockholders. There are nine nominees for the nine currently authorized seats on our board of directors. Each director elected to hold office will do so until the 2008 annual meeting of stockholders and until her or his successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Each person nominated for election is currently serving as a director of Idenix. The board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the listed nominees for election as a director. Thomas Ebeling and Robert E. Pelzer have been nominated as the two designees of Novartis, pursuant to the stockholder’s agreement described under the caption “Certain Relationships and Related Party Transactions — Relationship with Novartis.” There are no family relationships among any of our directors and our executive officers.

Each nominee has agreed to serve if elected and we do not know any reason why any nominee would be unable to serve. In the event that any nominee should be unavailable for election, proxies will be voted for the election of a substitute nominee designated by the board of directors or for election of only the remaining nominees.

Unless authority to do so is withheld, shares represented by executed proxies will be voted for the election of the nine nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Since nine directors are to be elected at the annual meeting, the nine nominees for director who receive the highest number of votes for election will be elected as directors. Abstentions are not counted for purposes of electing directors.

Information with respect to the number of shares of common stock beneficially owned by each director as of April 1, 2007 appears under the heading “Security Ownership of Certain Beneficial Owners and Management.” The name, age, years of service on our board of directors, and principal occupation and business experience of each director nominee is set forth below.

Name and Age	Principal Occupation and Business Experience	Director Since

Jean-Pierre Sommadossi, Ph.D. (age 51)	Dr. Sommadossi is the principal founder of Idenix and has served as the chairman of our board of directors since our inception and as our president and chief executive officer since November 2000. During the period from November 1999 to November 2000, Dr. Sommadossi served as our executive president and chief scientific officer. Dr. Sommadossi served as a professor of pharmacology, toxicology and clinical pharmacology and associate director of both the Center for AIDS Research and the Liver Center, University of Alabama at Birmingham School of Medicine from June 1992 to November 2000. Dr. Sommadossi took a sabbatical and then unpaid leave from the University of Alabama from November 1999 to November 2002. From 1996 to 1999, Dr. Sommadossi served on the Research Agenda Committee of the AIDS Clinical Trial Group. Dr. Sommadossi holds a Pharm.D. and Ph.D. in Pharmacology from the University of Marseilles, France.	1998
Charles W. Cramb (age 60)	Mr. Cramb has served as the chief financial officer of The Avon Company, a global beauty products company, since November 2005. Prior to joining The Avon Company, Mr. Cramb served as the chief financial officer at The Gillette Company, a worldwide consumer products company, from July 1997 to November 2005. From July 1995 to July 1997, Mr. Cramb served as a corporate vice president and corporate controller of The Gillette Company. Mr. Cramb is a director and vice chairman of the Private Sector Council. He is also a member of the board of directors of Tenneco Automotive Inc. Mr. Cramb holds a B.A. from Dartmouth College and a M.B.A. from the University of Chicago.	2003
Thomas Ebeling (age 48)	Mr. Ebeling joined the Novartis Group, a multinational group of companies specializing in the research, development, manufacture, sale and distribution of innovative healthcare products, in January 1998 as chief executive officer of Novartis Nutrition Worldwide. After serving as chief executive officer of Novartis’s global nutrition operations, Mr. Ebeling became chief executive officer of Novartis Consumer Health Worldwide, and then chief operating officer of the Novartis Pharmaceuticals Division. Mr. Ebeling was appointed chief executive officer of Novartis Pharmaceuticals Division in July 2000. Prior to joining Novartis, Mr. Ebeling served as general manager of Pepsi-Cola Germany, where he began his career in 1991 as marketing manager. Mr. Ebeling holds a degree in psychology from the University of Hamburg, Hamburg, Germany.	2003
Wayne T. Hockmeyer, Ph.D. (age 62)	Dr. Hockmeyer founded MedImmune, Inc., a biotechnology company, in April 1988 and served until October 2000 as the chief executive officer of MedImmune. In October 2000, Dr. Hockmeyer relinquished his position as chief executive officer and now serves as chairman of the board of directors of MedImmune, Inc. and since 2002, as president of MedImmune Ventures, Inc., a wholly owned subsidiary of MedImmune, Inc. Dr. Hockmeyer also serves as a director of Advancis Pharmaceutical Corporation and GenVec, Inc. Dr. Hockmeyer was recognized, in 1998, by the University of Florida as a Distinguished Alumnus and in 2002 was awarded a Doctor of Science honoris causa from Purdue University. Dr. Hockmeyer holds a B.S. from Purdue University and a Ph.D. from the University of Florida.	2002
Thomas R. Hodgson (age 65)	Mr. Hodgson, who is retired, served most recently, from September 1990 to January 1999, as president and chief operating officer of Abbott Laboratories, a pharmaceutical company. From 1983 to 1990, Mr. Hodgson served as the president of Abbott International and from 1978 to 1983, Mr. Hodgson served as the president of the Hospital Products Division of Abbott Laboratories. Mr. Hodgson is a director of The St. Paul Travelers Inc. Mr. Hodgson holds a B.S. from Purdue University, an M.S. from the University of Michigan, an M.B.A. from Harvard Business School and an honorary doctorate degree in engineering awarded by Purdue University.	2002

Name and Age	Principal Occupation and Business Experience	Director Since

Norman C. Payson, M.D. (age 60)	Since November 2002, Dr. Payson has been president of NCP, Inc., a healthcare consulting company. He has served as chairman of the board of Concentra Inc., a company that specializes in occupational health since November 2005. Dr. Payson served as a director and chief executive officer of Oxford Health Plans, a healthcare provider, from 1998 to November 2002 and as chairman of the board from 1999 to November 2002. Dr. Payson is a director of Apria Healthcare Group, Inc., a national provider of home healthcare products and services. Dr. Payson holds an M.D. from Dartmouth Medical School.	2006
Robert E. Pelzer (age 53)	Mr. Pelzer is general counsel of Novartis Pharmaceuticals Division, a part of the Novartis Group, a multinational group of companies specializing in the research, development, manufacture, sale and distribution of innovative healthcare products. Prior to this appointment at Novartis in March 2002, Mr. Pelzer was general counsel at DuPont Pharmaceuticals Company from 1998 to December 2001. Prior to that time, Mr. Pelzer held various positions with The DuPont Company. Mr. Pelzer holds degrees in Commerce and in Law from the University of Alberta. He is admitted as barrister and solicitor in the Province of Alberta, Canada, and as Solicitor in England and Wales.	2003
Denise Pollard-Knight, Ph.D. (age 47)	Dr. Pollard-Knight has served since April 2004 as head of Nomura Phase4 Ventures, an affiliate of Nomura International plc, a leading Japanese financial institution. From January 1999 to March 2004, Dr. Pollard-Knight served as head of Healthcare Private Equity at Nomura International plc. From January 1997 to January 1999, Dr. Pollard-Knight was a member of Rothschild Asset Management Ltd., an investment management firm. Dr. Pollard-Knight is a director of ViaCell, Inc. Dr. Pollard-Knight holds a Ph.D. and BSc (Hons) from the University of Birmingham in England. Dr. Pollard-Knight completed postdoctorate work as a Fulbright Scholar at the University of California, Berkeley.	2003
Pamela Thomas-Graham (age 43)	Ms. Thomas-Graham has served as group president overseeing apparel for better and moderate department stores for Liz Claiborne, Inc., an apparel and retail company, since October 2005. Prior to joining Liz Claiborne, Inc., Ms. Thomas-Graham served most recently as chairman of CNBC from February 2005 to October 2005 and served as president and chief executive officer of CNBC from July 2001 to February 2005. From February 2001 to July 2001, Ms. Thomas-Graham served as president and chief operating officer of CNBC. From September 1999 to February 2001, Ms. Thomas-Graham served as an executive vice president of NBC, and president and chief executive officer of CNBC.com. Prior to joining NBC, Ms. Thomas-Graham was a partner at McKinsey & Company from December 1995 to September 1999. Ms. Thomas-Graham also serves as a director of the Clorox Company. Ms. Thomas-Graham holds a J.D., M.B.A. and B.A. from Harvard University.	2005

The board of directors believes that approval of the election of each nominee director named above is in our best interests and in the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.

DIRECTOR COMPENSATION

Overview of Director Compensation

We compensate our non-employee directors, other than directors who are employees of Novartis, with a combination of cash and equity. Messrs. Ebeling and Pelzer, our two directors who are also employees of Novartis, do not receive any remuneration for their services as directors. We also do not provide additional remuneration to Dr. Sommadossi, an officer of Idenix, for his service as a director. Additionally, prior to June 2006, Dr. Pollard-Knight was not compensated for her service as a director.

The following table describes our compensation practices for non-employee directors, other than the non-employee directors noted above, during the fiscal year ended December 31, 2006. Our compensation practices for non-employee directors are not expected to change during the fiscal year ending December 31, 2007.

				Meeting Fees	Options to Purchase
		Cash		(Per Meeting	Common Stock(2)
	Year	Retainer		Attended)(1)	Initial		Annual

Board Member	2006	$30,000		$2,000	15,000	(3)	20,000	(4)
Committee Chair (other than Audit)	2006	5,000		1,000	—		—
Audit Committee Chair	2006	8,000	(5)	1,000	—		—
Committee Members (other than chair)	2006	—		1,000	—		—

(1)	Prior to June 2006, members of our board of directors were not compensated for attending meetings.

(2)	The exercise price of these options is equal to the average of the open and close price of our common stock as reported on the NASDAQ Global Market on the date of grant. Subject to certain exceptions, each option terminates on the earlier of ten years from the date of grant or 180 days after the optionee ceases to serve as a director.

(3)	Each non-employee director is entitled to receive an award of stock options upon his or her election or appointment to our board of directors. The initial option grant vests in 24 equal monthly installments from the date of grant.

(4)	Each non-employee director is entitled to receive at each year’s annual meeting after which he or she continues to serve as a director, an additional stock option grant of 20,000 shares. The number of stock options to be awarded to new non-employee directors who are appointed to our board of directors at times other than immediately after the annual meeting of stockholders is prorated for the period of service between date of appointment and the next annual meeting. The annual option grant vests in 12 equal monthly installments from the date of grant.

(5)	The cash retainer for the Audit Committee Chair position was $5,000 from January 2006 through May 2006 and was increased to $8,000 in June 2006.

In addition, members of our board of directors, other than directors affiliated with Novartis, are reimbursed for expenses incurred in connection with attendance at meetings of our board of directors and its committees and related activities in accordance with Idenix policy.

Director Compensation for Fiscal Year 2006

	Fees Earned or Paid	Option Awards	Total
Name	in Cash ($)	($)(1)(2)(3)	($)

Charles W. Cramb	$48,625	$172,258	$220,883
Wayne T. Hockmeyer	52,000	162,895	214,895
Thomas R. Hodgson(4)	47,250	162,895	210,145
Norman C. Payson(5)	10,500	12,175	22,675
Denise Pollard-Knight(6)	23,250	54,449	77,699
Pamela Thomas-Graham	43,000	232,854	275,854
Thomas Ebeling(7)	—	—	—
Robert Pelzer(7)	—	—	—

(1)	The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for fiscal 2006, in accordance with Statement of Financial Accounting Standards, or FAS, 123(R), of stock options granted under our stock incentive plans and includes amounts for stock options granted in and prior to fiscal 2006. There can be no assurance that FAS 123(R) amounts will ever be realized. Refer to Note 11, “Equity Incentive Plans and Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 13, 2006 filed on March 14, 2007 for the relevant assumptions used to determine the valuation of our option awards.

(2)	As of December 31, 2006, each non-employee director held the following number of shares of common stock underlying outstanding stock options:

Number of Shares Underlying
Director	Outstanding Stock Options

Mr. Cramb	80,000
Dr. Hockmeyer	40,000
Mr. Hodgson	40,000
Dr. Payson	25,000
Dr. Pollard-Knight	20,000
Ms. Thomas-Graham	55,000
Mr. Ebeling	—
Mr. Pelzer	—

(3)	The number of shares underlying stock options granted to our non-employee directors in fiscal 2006 and the grant date fair value of such stock option as determined in accordance with FAS 123(R) are:

		Number of Shares
		Underlying Stock Options	Grant Date Fair Value of
Director	Grant Date	Grants in 2006	Stock Option Grants in 2006
Mr. Cramb	6/14/2006	20,000	$100,522
Dr. Hockmeyer	6/14/2006	20,000	100,522
Mr. Hodgson	6/14/2006	20,000	100,522
Dr. Payson	12/6/2006	25,000	132,815
Dr. Pollard-Knight	6/14/2006	20,000	100,522
Ms. Thomas-Graham	6/14/2006	20,000	100,522
Thomas Ebeling	—	—	—
Robert Pelzer	—	—	—

(4)	Mr. Hodgson received a pro-rated portion of the cash retainer fee for his service as chair of the Compliance Committee, which was established in the fourth quarter of 2006.

(5)	Dr. Payson was elected as a member of our board of directors in December 2006. As a result, Dr. Payson’s board member cash retainer fee and annual option grant, including the option grant vesting schedule, were pro-rated for the period of time between December 2006 and May 2007, the expected date of our annual meeting. Accordingly, we granted Dr. Payson an annual option grant in December 2006 for 10,000 shares which vests in six equal monthly installments.

(6)	Prior to June 2006, Dr. Pollard-Knight did not receive compensation for serving on our board. Dr. Pollard-Knight received a pro-rated board member cash retainer fee for 2006 for the period subsequent to June 2006.

(7)	Messrs. Ebeling and Pelzer do not receive compensation for serving on our board.

CORPORATE GOVERNANCE

Our board of directors strongly believes that good corporate governance policies and practices lead to management of Idenix in a manner that will result in successful business performance and benefit to our stockholders. We routinely review and update our corporate governance policies and practices. We expect to continue to seek and implement those corporate governance practices that we believe will promote a high level of performance from our board of directors, officers and employees. This section describes key corporate governance guidelines and practices that our board has adopted. Complete copies of our Corporate Governance Guidelines, committee charters and Policy on Business Conduct and Ethics are available on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Board of Directors,

Committee Composition and Charters”. Alternatively, you can request a copy of any of these documents by writing to Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

Corporate Governance Guidelines

Our board has adopted Corporate Governance Guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Idenix and our stockholders. These guidelines provide a framework for the conduct of the board’s business and includes guidelines for, among other things, determining director independence, establishing criteria and qualifications of directors, conduct of meetings of the board and meetings of independent directors, access by the directors to management, independent consultants and professional advisors and management evaluation and succession.

Director Independence

Relationship with Novartis.  Under the terms of the stockholder’s agreement, we have agreed to use our reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 35% of our voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of our voting stock. We have also agreed, for so long as one or more Novartis designees serve on our board of directors, to permit Novartis-designated directors to serve on our board committees unless such committee service is prohibited by applicable law, rule or regulation, in which case the Novartis designee is entitled to serve on our board committees as a non-voting observer. In December 2006, our board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, determined that Mr. Pelzer should serve on the Nominating and Corporate Governance Committee as a non-voting observer. To enable us to fulfill these contractual obligations, we may, from time to time, rely upon an exemption provided to “controlled companies” by the rules of the NASDAQ Stock Market Inc. Marketplace Rules, or the NASDAQ rules, with respect to its requirements that a majority of the directors on the Compensation Committee and Nominating and Corporate Governance Committee be independent. Applicable NASDAQ rules define “controlled companies” as those which have more than 50% of their voting power held by an individual, group or entity. Since Novartis and its affiliates currently own more than 50% of our voting stock, Idenix is a controlled company under applicable NASDAQ rules.

Board of Directors.  Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of the following six directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined in Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules, or the NASDAQ rules: Charles W. Cramb, Wayne T. Hockmeyer, Thomas R. Hodgson, Norman C. Payson, Denise Pollard-Knight and Pamela Thomas-Graham.

Committees.  Our Audit Committee is composed entirely of independent directors as required by applicable SEC and NASDAQ rules, including Rule 10A-3 under the Exchange Act, with one Novartis-designated director, who is not independent, serving as a non-voting observer. Our Compensation Committee, with the exception of one Novartis-designated director serving on the committee, is composed of independent directors. Each of our Nominating and Corporate Governance Committee and Compliance Committee is composed of independent directors with one Novartis-designated director, who is not independent, serving as a non-voting observer.

Meetings of Independent Directors

Our Corporate Governance Guidelines require that our independent directors regularly meet without management being present. On an as needed basis, the independent directors meet in executive session without management.

Director Attendance at Annual Meetings of Stockholders

Our Corporate Governance Guidelines provide that it is the responsibility of all of our directors to attend our annual meetings of stockholders. All directors serving on our board as of the 2006 annual meeting of stockholders attended that meeting.

Board of Directors

Our business, property and affairs are managed by or under the direction of our board of directors. Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance. Among the primary responsibilities of our board of directors is the oversight of the management of our company. Our directors remain informed of our business and management’s activities by reviewing documents provided to them before each meeting and by attending presentations made by our chief executive officer and other members of management. At each meeting of the board of directors, our directors are advised of actions taken by each board committee. Directors have access to our books, records and reports and independent advisors. Members of our management frequently interact with and are at all times available to our directors.

Our Corporate Governance Guidelines provide for the appointment of a lead director. Mr. Hodgson serves as our lead director. In such capacity, Mr. Hodgson, in consultation with the other independent directors, establishes agendas for the independent directors’ meetings, chairs such meetings and meets with directors to discuss their performance.

Our board of directors met four times and acted by written consent four times during the year ended December 31, 2006, or fiscal 2006. During fiscal 2006, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.

Committees of Our Board of Directors

Our board of directors has the following four standing committees: Audit, Compensation, Nominating and Corporate Governance and Compliance. Each of these committees acts under the terms of a written charter approved by our board of directors. Copies of the committees’ charters, as currently in effect, are posted on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Board of Directors, Committee Composition and Charters.”

•	The Audit Committee assists the board of directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements relating to financial and financial reporting matters and understanding of our accounting and financial reporting processes. Our Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accounting firm. Our board of directors has determined that Charles W. Cramb, the chair of the Audit Committee, is a financial expert under applicable SEC rules. The Audit Committee met 11 times in 2006.

•	The Compensation Committee assists the board of directors with its overall responsibility relating to compensation and management development, recommends for approval by the board of directors the compensation of our chairman and chief executive officer and our non-employee directors, establishes annually the compensation of our other officers, effects the engagement of, and terms of employment agreements and arrangement with, and the termination of all our officers and administers our equity incentive plans. The Compensation Committee met three times and acted by written consent eight times in 2006. The process and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Compensation Discussion and Analysis.”

•	The Nominating and Corporate Governance Committee assists in developing and recommending to our board of directors sound corporate governance principles and practices, identifying qualified individuals to become members of our board of directors, recommending nominees to our board of directors and reviewing and making recommendations to our board of directors with respect to management succession planning. The Nominating and Corporate Governance Committee met twice in 2006.

•	The Compliance Committee assists in overseeing and monitoring our compliance with the legal and regulatory requirements applicable to our business operations as well as compliance with the policies adopted by our board of directors to foster such compliance. Excepted from the responsibilities of the Compliance Committee are matters relating to compliance with financial reporting and tax-related laws, rules and regulations which are the responsibility of the Audit Committee. The Compliance Committee was established in September, 2006 and met once in 2006.

While each committee has its own charter and designated responsibilities, the committees act on behalf of the entire board of directors. The committees regularly report on their activities to the entire board of directors, and all members of our board of directors may receive copies of each committee’s agendas and minutes.

None of the members of any committee of our board of directors is or has been an officer of Idenix. Messrs. Pelzer and Ebeling are officers of Novartis. The members of the committees of our board of directors are set forth in the following table:

Nominating and Corporate
Audit Committee*	Compensation Committee	Governance Committee*	Compliance Committee*

Charles W. Cramb (Chair)	Wayne T. Hockmeyer (Chair)	Pamela Thomas-Graham (Chair)	Thomas Hodgson (Chair)
Thomas Hodgson	Charles W. Cramb	Wayne T. Hockmeyer	Norman Payson
Denise Pollard-Knight**	Thomas Ebeling Thomas Hodgson		Denise Pollard-Knight

*	In December 2006, our board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, determined that Mr. Pelzer should serve on the Nominating and Corporate Governance Committee as a non-voting observer. Mr. Pelzer is also a non-voting observer of the Audit Committee and the Compliance Committee.

**	Dr. Hockmeyer served on the Audit Committee during fiscal 2006 and ceased serving on the Audit Committee as of January 1, 2007. Dr. Pollard-Knight joined the Audit Committee in January 2007.

Information About Our Nominating Process

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating individuals to become members of our board of directors, including the review of candidates recommended by our stockholders.

The process followed by the Nominating and Corporate Governance Committee to identify, evaluate and review candidates includes requests to members of our board of directors and others for recommendations, meeting from time to time to evaluate biographical information and background material relating to potential candidates, an assessment of such candidates’ qualifications vis-à-vis our director qualification standards described below, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the board of directors. In addition, during 2006, the Nominating and Corporate Governance Committee retained the services of an executive search firm to help identify and evaluate potential director candidates. Dr. Payson was one of the director candidates identified by the executive search firm.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals for consideration as potential director nominees by submitting on a timely basis the name and background of the candidate to the Nominating and Corporate Governance Committee, c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139. The Nominating and Corporate Governance Committee will consider a recommendation if appropriate biographical information and background material is provided. In addition to the biographical and background information, the stockholder making such recommendation must include a statement as to whether the stockholder or the group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Assuming that appropriate biographical and background material is timely provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of our board of directors or by other persons. If our board of directors determines to nominate a stockholder recommended candidate, such nominee’s name will be included in our proxy statement and our proxy card for the stockholder meeting at which such nominee’s election is recommended.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the board of directors, by following the procedures set forth under “Stockholder Proposals for the 2008 Annual Meeting.” Director candidates nominated in accordance with the procedures set forth under the first paragraph of such section will be included in our proxy materials but may not be included in our proxy card for the next annual meeting.

At the annual meeting, stockholders will be asked to consider the election of the nine director nominees described in Proposal 1. Each of these nominees has been nominated for election by the Nominating and Corporate Governance Committee.

Director Qualification Standards

Directors should possess the highest personal and professional ethics and integrity, understand and be aligned with our core values, and be committed to representing the long-term interests of our stockholders. Directors must also be inquisitive, objective and have practical wisdom and mature judgment. We endeavor to have a diverse board of directors possessing strategic and policy-making experience and skills in business, healthcare, science and technology and in the international arena. In considering whether to recommend any candidate for inclusion in our board of director’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in the charter of the Nominating and Corporate Governance Committee. These criteria include the candidate’s integrity, business acumen, age, experience, diligence, conflicts of interest and the ability to act in the interests of all of our stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our board of directors believes that the backgrounds and qualifications of our directors, considered as a group, should provide diversity and a significant composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on our board of directors for an extended period of time. Our board of directors does not believe that arbitrary term limits on directors’ service are appropriate since such term limits could result in the loss of directors who have developed insights into Idenix and our business and operations. Our board of directors annually engages in a self-evaluation process and a review of the requisite skills and criteria comprised by our board of directors and those to be sought in nominees for directors.

At the annual meeting, stockholders will be asked to consider the election of Dr. Norman C. Payson, who has been nominated for election as a director for the first time. In December 2006, Dr. Payson was appointed by our board as a new director. Dr. Payson was originally proposed to the Nominating and Corporate Governance Committee by a third party executive search firm and the board determined to include him among its nominees.

Communicating with the Board of Directors

We have established an Integrity Hotline for the confidential, anonymous submission by our directors, officers and employees of concerns regarding violations or suspected violations of our Policy on Business Conduct and Ethics, including matters relating to accounting and auditing matters. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of communications received by us, our board of directors and the Audit Committee regarding accounting, internal controls or auditing matters.

Written communications from our stockholders and employees may be sent to: Idenix Pharmaceuticals, Inc., Audit Committee Chair, 60 Hampshire Street, Cambridge, Massachusetts 02139.

Stockholders who wish to send other communications to our board of directors should address such communications to Board of Directors, c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

Our board of directors will give attention to written communications that are submitted by our stockholders and other interested parties, and will respond to appropriate communications it receives. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from our counsel, the chair of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from our stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Policy on Business Conduct and Ethics

Our board of directors is committed to legal and ethical conduct in fulfilling its responsibilities. We expect all of our directors, officers and employees to act ethically, legally and with integrity and in compliance with our Policy on Business Conduct and Ethics as well as our other policies and standards of conduct. Our Policy on Business Conduct and Ethics includes the code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Our Policy on Business Conduct and Ethics is posted on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Idenix Policy on Business Conduct and Ethics” and we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of our policy. No waivers from any provision of our policy have been granted.

LEGAL PROCEEDING INVOLVING DIRECTOR

On October 26, 2004, the SEC issued an order finding that Dr. Norman Payson violated Section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with the submission of certain Section 13D filings relating to Dr. Payson’s holdings in Oxford Health Plans, Inc. that were not filed on a timely basis and that contained certain inaccurate and incomplete disclosures. The Nominating and Corporate Governance Committee and the board of directors reviewed the circumstances in detail and determined that such violations were not an adverse reflection on Dr. Payson’s ability to serve on our board and that such violations are not material to the evaluation of his qualifications or integrity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2007 by:

•	each person or group known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors, including our chief executive officer;

•	each of the other executive officers named in the Summary Compensation Table under the heading “Executive Compensation” below; and

•	all of our current executive officers and directors as a group.

Unless otherwise indicated, to our knowledge, each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws where applicable.

			Shares of
	Shares of		Common Stock
	Common Stock		Issuable		Percentage of
	Beneficially		Under Stock		Common Stock
Name and Address of Beneficial Owner(1)	Owned(2)		Options(2)		Outstanding(3)

5% Stockholders
Novartis AG	31,299,173	(4)	—		55.7%
MPM Capital L.P.	3,243,306	(5)	—		5.8%
Directors
Jean-Pierre Sommadossi	2,329,754	(6)	239,377		4.6%
Charles W. Cramb	7,200		78,333		*
Thomas Ebeling(7)	—		—		—
Wayne T. Hockmeyer	41,708		38,333		*
Thomas R. Hodgson	42,324		38,333		*
Norman C. Payson	—		11,458		*
Robert E. Pelzer(8)	—		—		—
Denise Pollard-Knight	—		18,333		*
Pamela Thomas-Graham	—		53,333		*
Other Executive Officers
David A. Arkowitz	8,000		187,814	(9)	*
Nathaniel Brown	—		256,875	(10)	*
Andrea J. Corcoran	75,124		181,513	(11)	*
Guy Macdonald	10,000		217,814		*
John F. Weidenbruch	—		14,689		*
All current directors and executive officers as a group (16 persons)(12)	2,499,523		915,214		6.0%

*	Less than 1% of the shares of total common stock outstanding as of April 1, 2007.

(1)	The address of all of our executive officers and directors is in c/o Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139. The address of Novartis AG is Lichtstrasse 35 CH-4002 Basel, Switzerland. The address of MPM Capital L.P. is 200 Clarendon Street, Boston, MA 02116.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of our common stock issuable under stock options that are exercisable within 60 days after April 1, 2007 are deemed outstanding and are included for computing the percentage ownership of the person holding the stock options but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	On April 1, 2007, there were 56,166,393 shares of our common stock outstanding.

(4)	Consists of 31,299,173 shares held by Novartis Pharma AG, a direct, wholly owned subsidiary of Novartis AG. This information is based solely on information set forth in a Schedule 13D/A filed on November 2, 2005 jointly by Novartis AG and Novartis Pharma AG and subsequent Forms 4 filed on April 4, 2006 and June 6, 2006.

(5)	Consists of 2,949,488 shares held by BB BioVentures L.P., or BB BioVentures, 256,519 shares held by MPM Bioventures Parallel Fund L.P., or Parallel Fund, and 37,299 shares held by MPM Asset Management Investors 1998 LLC, or Investors Fund. BB BioVentures is under common control with Parallel Fund and Investors Fund. This information is based solely on information set forth in a Schedule 13G/A filed by such entities on February 12, 2007.

(6)	Includes 37,810 shares held by the Jean-Pierre Sommadossi 2002 Qualified Annuity Trust, 9,945 shares held by the Jean-Pierre Sommadossi 2004 Qualified Annuity Trust and 113,430 shares held by the Jean-Pierre Sommadossi 1998 Irrevocable Trust.

(7)	Mr. Ebeling serves as chief executive officer of the Novartis Pharmaceuticals Division, an affiliate of Novartis, and does not have sole or shared voting or dispositive power over shares held by Novartis.

(8)	Mr. Pelzer serves as general counsel to Novartis Pharmaceuticals Division, an affiliate of Novartis, and does not have sole or shared voting or dispositive power over shares held by Novartis.

(9)	Mr. Arkowitz ceased to be an officer of Idenix as of March 30, 2007. All options held by him ceased to vest on February 28, 2007.

(10)	Dr. Brown ceased to be an officer of Idenix as of January 22, 2007. All options held by Dr. Brown accelerated and became immediately exercisable on January 22, 2007 in connection with his termination of employment.

(11)	Ms. Corcoran ceased to be an officer of Idenix as of September 1, 2006. All options held by Ms. Corcoran accelerated and became immediately exercisable on December 31, 2006 in connection with her termination of employment.

(12)	Excludes shares and options held by Mr. Arkowitz, Dr. Brown and Ms. Corcoran.

Executive Officers

The following table sets forth information relating to the individuals who serve as officers and executive officers as of April 1, 2007:

Name	Age	Position

Jean-Pierre Sommadossi, Ph.D.	51	President and Chief Executive Officer and Chairman of the Board of Directors
David Blanchard	52	Interim Chief Financial Officer and Treasurer
Paul J. Fanning	49	Vice President, Human Resources
Susan L. Koppy	45	Senior Vice President, Business and Corporate Development
Guy Macdonald	48	Executive Vice President, Operations
Douglas Mayers, M.D.	53	Executive Vice President and Chief Medical Officer
David N. Standring, Ph.D.	56	Senior Vice President, Biology
John F. Weidenbruch	46	Executive Vice President, General Counsel and Secretary

Jean-Pierre Sommadossi, Ph.D. is the principal founder of Idenix and has served as the chairman of our board of directors since our inception and as our president and chief executive officer since November 2000. During the period from November 1999 to November 2000, Dr. Sommadossi served as our executive president and chief scientific officer. Dr. Sommadossi served as a professor of pharmacology, toxicology and clinical pharmacology and associate director of both the Center for AIDS Research and the Liver Center, University of Alabama at Birmingham School of Medicine from June 1992 to November 2000. Dr. Sommadossi took a sabbatical and then unpaid leave from the University of Alabama from November 1999 to November 2002. From 1996 to 1999, Dr. Sommadossi served on the Research Agenda Committee of the AIDS Clinical Trial Group. Dr. Sommadossi holds a Pharm.D. and Ph.D. in Pharmacology from the University of Marseilles in France.

David Blanchard has served as our interim chief financial officer since April 2007 and has served in various capacities since joining Idenix in December 2000, including corporate controller from December 2000 to September 2004 and executive director, finance from September 2004 to January 2005 and most recently vice president of financial planning and analysis from January 2005 to March 2007. Prior to joining Idenix, Mr. Blanchard was controller of Hope Webbing Company from 1998 to 2000. Mr. Blanchard holds an M.B.A and a B.S. from Nichols College.

Paul J. Fanning has served as our vice president, human resources since March 2004. Prior to joining Idenix, Mr. Fanning was employed by The Foxboro Company and its affiliates from 1984 to 2004, most recently as vice president, human resources at Invensys Process Systems from 2000 to 2004. Mr. Fanning holds an M.B.A. from Babson College and a B.S. from the University of Massachusetts.

Susan L. Koppy has served as our senior vice president, business and corporate development since January 2006. Prior to joining Idenix, from May 2004 to July 2005, Ms. Koppy served as vice president of strategy and business development at Applied Biosystems, Inc., a life sciences instrument discovery and commercialization company. Ms. Koppy served at Novartis Pharma AG as director of business development from July 2001 to May 2004 and as head of commercial and business intelligence from February 2000 to June 2001. From January 1996 to November 1999, Ms. Koppy served as marketing manager at Millipore Corp. Ms. Koppy holds a B.S. from the University of Minnesota.

Guy Macdonald has served as our executive vice president, operations since September 2003. Prior to joining Idenix, Mr. Macdonald was with Merck & Co., Inc., a pharmaceutical company, from November 1981 to August 2003, most recently as vice president, anti-infectives. During his tenure at Merck, Mr. Macdonald directed the launch of five anti-infective products and led global business strategy for Merck’s HIV franchise. Mr. Macdonald holds a B.S. from the University of Dundee in Scotland.

Douglas Mayers, M.D. has served as our executive vice president and chief medical officer since January 2007. Prior to joining Idenix, from May 2001 until January 2007, Dr. Mayers was with Boehringer Ingelheim Pharmaceuticals, Inc., where he served as vice president, therapeutic area of virology and was responsible for the strategic coordination of all HIV and hepatitis clinical trials in phases I through IV. Prior to joining Boehringer Ingelheim, Dr. Mayers conducted clinical trials in HIV research during his seventeen years in the United States Navy and his subsequent three years as the head of infectious diseases with Henry Ford Hospital. Dr. Mayers completed his M.D. at the University of Pennsylvania.

David N. Standring, Ph.D. has served as our senior vice president, biology since March 2006 and previously served as vice president, biology from March 2002 to March 2006 and as our executive director of biology from September 2000 to March 2002. Prior to joining Idenix, Dr. Standring served from February 1998 to July 2000, as research fellow and then as associate director, virology department at Schering-Plough Research Institute, a division of Schering Plough Corporation, a pharmaceutical company. From November 1994 to January 1998, Dr. Standring served as group leader, hepatitis, virology department at Bristol-Myers Squibb Research Institute. From 1984 to 1994, Dr. Standring was on the faculty of the University of California at San Francisco. Dr. Standring holds a B.S. from St. John’s College, Oxford University and a Ph.D. in Bioorganic Chemistry from Harvard University.

John F. Weidenbruch has served as our executive vice president, general counsel and secretary since September 2006. Prior to joining Idenix, Mr. Weidenbruch served as vice president and general counsel at Abraxis BioScience Inc. from October 2005 until August 2006. Prior to joining Abraxis, Mr. Weidenbruch worked at Amgen Inc. from January 1995 until October 2005 where he held positions of increasing responsibility including senior director of law operations and senior associate general counsel of global commercial operations, leading a team of attorneys that, along with day-to-day guidance for commercial activities, supported the launch of new products. Mr. Weidenbruch holds a B.A. from Loyola College in Baltimore, Maryland and a J.D. from Georgetown University Law Center in Washington, D.C.

Each of our executive officers is elected or appointed by, and serves at the discretion of, the board of directors. In addition, until such time as Novartis and its affiliates own less than 50% of our voting stock, Novartis consent is required for the selection and appointment of our chief financial officer. If in Novartis reasonable judgment our chief financial officer is not satisfactorily performing his duties, we are required to terminate the employment of our chief financial officer. Each of our executive officers devotes his or her full time to our affairs.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Philosophy of Our Compensation Program

Executive compensation programs affect all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the performance of executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable. The price of our stock will, in the long term, reflect our operating performance, and ultimately, the management of the company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through stock option grants.

The objective of our compensation program is to provide competitive remuneration that:

•	attracts, retains and motivates the best possible executive talent;

•	ensures executive compensation is aligned with our corporate strategies and business objectives;

•	promotes the achievement of key strategic and financial performance measures by linking the short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	aligns executives’ incentives with the creation of stockholder value.

To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of establishing compensation at levels the committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to key strategies, financial and operational goals such as clinical trial progress, new product development initiatives, sales of our commercialized product, and other operational and financial performance measures. As discussed above, we also provide a portion of our executive compensation in the form of stock options that vest and become exercisable over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of Idenix. Our executive compensation program is structured to mirror the performance of our company overall by delivering differentiated pay for individual performance and achievements of pre-determined business objectives and goals.

Overview of Our Process and Procedures for Determining Executive Compensation

To assist the Compensation Committee in discharging its responsibilities, the committee retained Towers Perrin, an independent executive compensation consulting firm, to assist in developing our executive compensation program. Towers Perrin provides the committee with relevant market data regarding executive compensation.

The responsibilities of the Compensation Committee, which are set forth in detail in its charter which can be found on our website at www.idenix.com. Under the caption “Investor Center — Our Leadership & Governance — Board of Directors, Committee Composition and Charters.”, include:

•	recommending to the board of directors the compensation payable to non-employee directors;

•	determining the type and level of compensation for executive officers; and

•	recommending to the board of directors the type and level of compensation for the chief executive officer.

The committee seeks to ensure the executive programs contain an appropriate amount of compensation that is at risk and subject to the achievement of critical business objectives.

At the committee’s request, Towers Perrin prepared a detailed report comparing each compensation component within the Idenix executive compensation program, namely base salary, cash incentive, equity programs and benefits, including severance and change in control benefits, to a group of 15 other publicly traded companies engaged in the discovery, development and commercialization of drug products. The committee strives to provide our executive officers with compensation that is competitive, generally between the 50th and the 75th percentile for total annual cash compensation, using the Towers Perrin report to provide recommendations with respect to a peer group of pharmaceutical and biotechnology companies and a broader industry survey. In gathering competitive market compensation data, Towers Perrin generally focused on two primary sources:

•	published compensation surveys for biotechnology and pharmaceutical industries; and

•	proxy information of selected peer organizations.

Specifically, Towers Perrin utilized three published surveys to develop competitive market information for us:

•	the Radford Biotechnology Survey;

•	the Towers Perrin CDB Pharmaceutical Industry Survey; and

•	the ORC SIRS Biotechnology Survey.

Adjustments to the targeted base salary level may be made based on comparisons to the survey data noted above and evaluation of the executive’s level of responsibility and experience as well as company-wide performance.

The Compensation Committee believes benchmarking and aligning base salaries are especially critical to a competitive compensation program. Other elements of our compensation are affected by changes in base salary. Annual incentives are targeted and paid out as a percentage of base salary.

The compensation program allows executives to participate in our annual incentive plan, which is an annual variable cash pay plan offered to a large portion of our employees. The payouts for executives are targeted to pay out at a certain percentage of base salary assuming certain pre-determined individual goals and objectives are met and Idenix achieves expected corporate goals. However, the annual incentive plan is designed so that in years that performance significantly exceeds our targets or an individual exceeds his or her pre-established goals and objectives, the payouts of the program could be significantly higher than the targeted percentage of base salary.

The compensation program also allows executives to participate in long-term incentives through stock option grants, allowing executives to increase their compensation over a number of years as stockholder value is increased as a result of increases in our stock price or sustained improvements in our performance over multiple years.

In addition to reviewing the compensation of executive officers against the comparative data, the committee also considers recommendations from the chief executive officer regarding compensation for the other executives. Furthermore, the committee approves executive officers’ respective targets for the annual cash incentive plan and target equity amounts based upon recommendations from the chief executive officer.

With respect to our chief executive officer, the committee recommends his target amounts to our board for approval.

Lastly, the committee reviews a comprehensive tally sheet analysis compiled by Towers Perrin to review all elements of the named executive officers’ compensation, including any amounts payable under severance or change in control arrangements under post-employment scenarios. This review also analyzes how changes in any element of compensation would impact other elements, particularly severance or change in control benefits, if applicable to the executive. Such analysis has become a key component in the committee’s review of executive compensation as the tally sheet allows the committee to consider an executive’s overall compensation rather than only one or two specific components of an executive’s compensation. This allows the committee to make compensation decisions and evaluate management recommendations based upon a complete analysis of an executive’s total compensation.

Review of Management’s Actual Performance Compared to Pre-Determined Goals

At the beginning of each year, individual goals and objectives which we believe can be reasonably achieved with hard work over the next year, are drafted by our executive officers who report to our chief executive officer. These goals and objectives are then reviewed by the chief executive officer and the vice president of human resources and, if necessary, modified after discussions with the respective executive officer. The goals are presented to the committee for its review and approval in the first quarter of the fiscal year. At such time, the committee determines potential cash bonus amounts based on achievement of these goals. The corporate goals are weighted by impact and relative importance to Idenix, based on the recommendation of the chief executive officer to the committee. At the end of the year, the chief executive officer conducts performance evaluations for each executive officer with a final rating assigned to such officer’s performance based upon his or her achievement of the goals and objectives pre-determined at the beginning of the year. The rating is used as the major determinant of decisions in regard to the various elements of compensation for the individual executive officer as more fully described below. The vice president of human resources works with the chief executive officer to summarize the performance evaluations and ratings into a report that is presented to the committee in the early part of the following year. The committee reviews the report along with the compensation recommendations made by the chief executive officer for the executive officers. The committee reviews the company’s performance in the prior year and individual executive officer’s performance in the prior year against corporate and individual goals established and approved by the committee at the beginning of the prior year. Corporate goals are based on achieving specific business milestones.

The committee meets in executive session to discuss and review the compensation of the chief executive officer and his performance over the past year. The committee provides recommendations regarding compensation changes for the chief executive officer to our board of directors. The board of directors reviews and approves any changes in our chief executive officer’s compensation by the end of the first quarter of the fiscal year.

No executive officer, including our chief executive officer, recommends or determines any element or component of his or her own pay package or total compensation amount.

2006 Corporate Objectives

In 2006 our corporate objectives included specific objectives for certain departments, including:

•	research;

•	clinical development;

•	regulatory;

•	business development;

•	sales;

•	marketing;

•	medical affairs;

•	finance, and

•	information technology.

The goals were established early in 2006 and tracked on a quarterly basis. No material modification to our corporate objectives was made during 2006. The corporate objectives were reviewed by the committee and a numerical weighted rating was assigned by the committee to each objective. All of the ratings were added together to calculate an overall corporate performance rating for 2006.

For 2006, the key corporate objectives included:

•	approval of telbivudine (Tyzeka®) by the United States Food and Drug Administration, or FDA, for patients with chronic hepatitis B;

•	licensing of valopicitabine by Novartis Pharma AG;

•	commercial launch of telbivudine (Tyzeka®) within 30 days after approval by the FDA in the United States;

•	completion of the 2-year GLOBE study analysis for telbivudine;

•	positive progress for our non-nucleoside reverse transcripts inhibitor, or NNRTI, program;

•	clinical development of NM283; and

•	management of our total operating costs within the parameters of the 2006 budget.

In determining the actual success of the executive’s performance during 2006 against his or her objectives, the committee considers the difficulty of attaining the objective, whether there are any extenuating circumstances or factors that need to be considered and whether or not the stated objective was actually met.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash incentive bonus;

•	stock option awards; and

•	severance, change in control and other benefits.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation. Instead, the committee, after reviewing information provided by Towers Perrin, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries for 2006, the committee considered the level of the individual’s responsibility and experience, review of comparable positions in the market and the market demand for such executive’s skill set at the time of hire (as applicable.) As with total executive compensation, we believe that executive base salaries should generally target between the 50th percentile and the 75th percentile of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies. The base salaries of our chief executive officer and each of the other named executive officers all fell within the targeted range in 2006. In the case of Jean-Pierre Sommadossi, our chief executive officer, David Arkowitz, our former chief financial officer and treasurer, Guy Macdonald, our executive vice president, operations and John Weidenbruch, our executive vice president and general counsel, the minimum base salary is mandated by our written employment agreements with those executives and cannot be reduced without prior written consent of the executive.

Base salaries are reviewed at least annually by our committee, and may be adjusted to realign salaries with market levels after taking into account individual responsibilities, performance and experience, subject to minimum salary requirements set forth in applicable employment agreements. Base salaries may be increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives as well as our combined success in meeting corporate goals. Merit increases generally take effect in March of each year. An executive’s base salary is also evaluated by reviewing the executive’s other compensation components to ensure that the executive’s total compensation is in line with our overall compensation philosophy as discussed above. For fiscal year 2006, the board of directors determined our chief executive officer’s base salary to be $525,000 annually, an increase of $50,000 from his 2005 base salary. This increase was based upon the achievement by Idenix of several critical objectives regarding telbivudine (Tyzeka®/Sebivo®), most notably the timely filing of certain applications and other documentation with the FDA.

During 2006, the respective base salary of each of our executive vice president, operations and our former chief financial officer and treasurer was $313,635; that of our chief medical officer was $307,400; and that of our former executive vice president and general counsel was $275,834. Each of these amounts represents increases from 2005 based upon the achievement of individual and corporate objectives.

For 2007, our board of directors determined that the base salary of our chief executive officer should be increased to $550,000. The committee also determined that the base salary of each of our executive vice president, operations and our former chief financial officer and treasurer should be increased to $326,180 and that of our executive vice president and general counsel should be increased to $315,000. These determinations were due to the company’s achievement of several of its corporate goals, most importantly commercialization of its first drug product in the United States and receipt of regulatory approvals in other jurisdictions. For 2007, the base salary of our chief medical officer, who joined Idenix in January 2007, will be $300,000 and the base salary of our interim chief financial officer who began serving in such capacity in April 2007 will be $205,000.

Annual Cash Incentive Bonus

We have an annual cash incentive bonus plan for our executives. The annual cash incentive bonuses are intended to compensate for the direct contribution made by the executive to the achievement of company strategic, operational and financial goals through the effort and achievement of individual performance objectives. Amounts payable under the annual cash incentive bonus plan are calculated as a percentage of the executive’s base salary, with the target percentage established by using market data for comparable positions and impact upon our organization. The corporate targets and the individual objectives are weighted differently in the bonus analysis. The plan design weights 60% of a named executive’s target percentage against corporate objectives, which are the same for all the named executive officers. The remaining 40% of their respective cash bonus target is allocated to the attainment of individual objectives. In some cases, the corporate objectives account for the full 100% weighting, depending on a named executive’s position and the role the executive has in the attainment of the corporate objectives during a given year. The plan allows for awards ranging from 0% to 200% of the cash target bonus amount. The actual cash bonus award is determined according to each named executive officer’s level of achievement against the corporate and individual objectives.

The targeted cash bonus awards, as a percentage of base salary, for several of our executive officers is set forth in the following table:

		2006 Targeted Cash
Named Executive		Incentive Bonus % of	Actual Cash Incentive
Officer	Title	Base Salary	Bonus Paid for 2006

Jean-Pierre Sommadossi	Chief Executive Officer	60%	$300,000
David Arkowitz(1)	Former Chief Financial Officer and Treasurer	50%	146,010
Guy Macdonald	Executive Vice President, Operations	50%	146,010
John Weidenbruch	Executive Vice President, General Counsel and Secretary	35%	32,550	(2)
Nathaniel A. Brown, M.D.(3)	Former Executive Vice President, Clinical Development, and Chief Medical Officer	50%	153,000
Andrea J. Corcoran(4)	Former Executive Vice President, Legal and Administration and Secretary	35%	100,000

(1)	Mr. Arkowitz ceased serving as our chief financial officer and treasurer as of March 30, 2007.

(2)	Mr. Weidenbruch’s 2006 cash incentive bonus was pro rated based upon his hire date, September 1, 2006.

(3)	Dr. Brown ceased to be an executive officer of Idenix on January 22, 2007.

(4)	Ms. Corcoran ceased to be an executive officer of Idenix on September 1, 2006 and terminated her employment on December 31, 2006.

The cash bonus awards for 2006 represent an amount below the target cash bonus award set forth in the table for each of Dr. Sommadossi and Messrs. Arkowitz, Macdonald and Weidenbruch. While many key corporate objectives were met in 2006, such as the commercial launch of our first drug product, Tyzeka®, not all goals and objectives relating to our clinical development programs were achieved and thus the committee believes that our named executive officers did not fully earn their respective target cash bonus amounts. As a result, the actual cash bonus awards were reduced by amounts ranging from 5-7% below target amounts for each of Dr. Sommadossi and Messrs. Arkowitz, Macdonald and Weidenbruch.

Cash Signing Bonus

In certain circumstances, we provide cash signing bonuses in order to attract highly qualified talent. Whether a cash signing bonus is paid and the amount thereof, is determined on a case-by-case basis based on the specific circumstances surrounding the hiring of a new executive officer or employee. We will consider paying cash signing bonuses to compensate an executive for amounts forfeited when the executive leaves a previous employer, to assist with relocation expenses and/or to create additional incentive for executives to join our company in a position where there is high market demand. During 2006, we paid a cash signing bonus of $250,000 to John Weidenbruch, our executive vice president and general counsel. This amount was intended to off-set compensation that Mr. Weidenbruch forfeited due to his departure from his former employer and joining Idenix. If Mr. Weidenbruch voluntarily terminates his employment or Idenix terminates his employment for cause on or prior to his first anniversary of employment, he will be liable for repayment of 100% of such cash signing bonus. If he voluntarily terminates his employment or Idenix terminates his employment for cause after the first anniversary but on or prior to the second anniversary of his employment, he will be liable for repayment of 50% of such amount.

Stock Option Awards

Our stock option program is the vehicle for offering long-term incentives to our executives, although the committee has the authority to award other forms of equity-based compensation under our stock incentive plans. We believe that stock option grants provide our executives with a strong link to our long-term performance, create an ownership culture and help align the interests of our executives and our stockholders. In addition, the vesting feature of our stock option grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period.

The committee reviews all components of the executive’s compensation when determining annual stock option awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

The minimum annual target equity awards for named executive officers are set forth in such officer’s respective employment agreement, each of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2006. The executive officers are awarded stock options with an exercise price equal to the fair market value of Idenix common stock on the date of the grant. For persons other than our chief executive officer, the committee grants options that vest monthly over a 4-year period. The stock options awarded to our chief executive officer generally vest over a 5-year period with 25% of the award vesting on the first anniversary of the date of the grant and the remaining 75% vesting on a monthly basis over the next four years. Our chief executive officer has a longer vesting schedule for greater retention impact of the option grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents, should any ever be declared.

We do not have equity ownership guidelines for our executives.

Stock Option Grant Practices

Stock awards to our executives are typically granted annually in conjunction with the review of their individual performance. This review takes place at the regularly scheduled meeting of the committee held during the first quarter of each year.

The grant date of annual and other grants is either on the date the committee approves the grants or on a pre-selected later date, such as a future hire date.

The chief executive officer provides stock option award recommendations for the executive officers to the committee during the first quarter of the fiscal year. The committee reviews the recommendations and is ultimately responsible for approval of all option grants to executive officers, other than to our chief executive officer. Stock option grants regarding our chief executive officer are recommended by the committee for approval by our board of directors. The actual stock option grant amount can range from zero (0) to above target amounts based upon actual corporate and individual performance.

Determination of Stock Option Exercise Prices

Stock options are granted with an exercise price equal to the fair market value on the grant date, calculated as the average of the open and close prices of our common stock as reported on the NASDAQ Global Market on such date.

Initial New Hire Stock Option Grant

Idenix provides an initial stock option award to executive officers as part of our overall compensation program. The amount of the grant is based upon similar awards to individuals holding comparable positions in third party survey data along with companies in the peer group. The grants sizes typically range between two to three times that of the annual option grant target. The amount of the initial stock option award is also reviewed in light of the executive’s base salary and other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Annual Stock Option Awards

Executive officers are eligible for an annual stock option grant which is also a key part of our overall compensation program. As when the amount of base salary and initial stock option awards are determined, the committee conducts a review of all components of the executive’s compensation when determining annual stock option awards to ensure that an executive’s total compensation is consistent with our overall philosophy and objectives. Among other factors that the committee analyzes in determining an annual grant are: individual executive performance, corporate performance over the prior year and comparable market data.

2006 and 2007 Stock Option Grants

For our 2006 fiscal year long-term incentive compensation, the committee authorized a grant of stock options, which was made on March 6, 2007, to the named executive officers, other than our chief executive officer, pursuant to the terms of our 2005 Stock Incentive Plan. In March 2007, the committee recommended that the board grant 150,000 stock options to our chief executive officer. The board granted such options on March 29, 2007. In March 2007, the committee granted the shares set forth below under the column “Actual Options Granted for 2006” based upon a combination of factors including overall individual and corporate performance, comparable market data and retention of these executives.

For fiscal year 2006, the committee determined the following stock option targets for our named executive officers:

			Actual Options
Named Executive		2006 Targeted Shares	Granted
Officer	Title	Underlying Options	for 2006

Jean-Pierre Sommadossi	Chief Executive Officer	150,000	150,000
David Arkowitz(1)	Former Chief Financial Officer and Treasurer	40,000	40,000
Guy Macdonald	Executive Vice President, Operations	40,000	40,000
John F. Weidenbruch	Executive Vice President, General Counsel and Secretary	30,000	10,000	(2)
Nathaniel A. Brown, M.D.(3)	Former Executive Vice President, Clinical Development, and Chief Medical Officer	40,000	—
Andrea J. Corcoran(4)	Former Executive Vice President, Legal and Administration and Secretary	30,000	—

(1)	Mr. Arkowitz ceased serving as our chief financial officer and treasurer as of March 30, 2007. He did receive an option grant in March 2007, but no shares vested under that option grant prior to his departure.

(2)	Mr. Weidenbruch’s 2006 option grant was pro rated based upon his hire date, September 1, 2006.

(3)	Dr. Brown ceased to be an executive officer of Idenix on January 22, 2007 and did not receive a 2006 fiscal year option grant.

(4)	Ms. Corcoran ceased to be an executive officer of Idenix on September 1, 2006 and terminated her employment on December 31, 2006 and did not receive a 2006 fiscal year option grant.

In addition, on March 29, 2007, the board approved an option grant to Dr. Sommadossi of 150,000 shares with an effective date of June 1, 2007 and the Compensation Committee approved an option grant to Mr. Macdonald of 125,000 shares also with an effective date of June 1, 2007. Both of these grants will have an exercise price representing the average of the open and close price of our common stock on the effective date, as reported on the NASDAQ Global Market and shall vest in three equal installments on the first, second and third anniversary of the grant date. The effective date of these option grants is meant to coincide with the anticipated increase in shares issuable under the 2005 Plan pursuant to Proposal 3 set forth herein.

Grants of stock options are designed and administered so that they are not subject to the limits on our ability to take federal income tax deductions for executive compensation over $1.0 million per year imposed by Code Section 162(m).

Benefits

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Prior to 2007, we did not match employee contributions to the 401(k) plan. Beginning in 2007, all eligible employees will receive a 401(k) matching contribution of 25% on pre-tax contributions, up to the first six (6) percent of eligible compensation. Executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

We also provide all employees, including executive officers, with a flexible spending account plan and paid time off benefits including, vacation, sick time, personal time and holidays. Idenix has a relocation policy for the purposes of moving new hires or existing employees to the relevant Idenix work location. New employees who receive relocation benefits also receive gross up payments for the partial or full value of the relocation benefit. We also provide the chief executive officer with a company-paid life insurance, with a death benefit amount of $2.0 million and company-paid disability with an aggregate benefit amount of $2.0 million, either being payable in a lump-sum or as an annuity. Our chief executive officer will also receive gross up payments in the event of a change in control of Idenix as more fully discussed below.

We provide our executive vice president, operations with a company-paid life insurance policy with a death benefit of $1.0 million. We do not offer or provide any additional perquisites to our chief executive officer or any of our other officers.

Severance and Change in Control Benefits

Idenix has entered into employment agreements with each of its named executive officers providing for, among other things, severance and change in control benefits as described below. Idenix has worked to design its severance and change in control arrangements to be consistent with market practice and periodically reviews these arrangements relative to current market trends. We believe our current severance and change in control benefits are in line with current market practice.

Severance Payments

In the event Idenix terminates any of the named executive officers’ employment (except that of our chief executive officer) for reasons other than cause (as defined in their respective employment agreements, each of which is filed with Idenix’s Annual Report of Form 10-K for the year ended December 31, 2006 filed with the SEC on March 14, 2007), or they terminate their respective employment for good reason (as defined in their respective employment agreements), each executive is entitled to receive the following:

•	a lump sum payment equivalent to one times the executive officer’s base salary at the time of termination and the greater of: (i) the current year target bonus; or (ii) the bonus earned in the year preceding the year in which the termination of employment occurs; and

•	immediate vesting and exercisability of all outstanding equity awards; and

•	benefits continuation pursuant to the federal “COBRA” laws, continued payment by Idenix of premiums for the executive officer (and the executive officer’s covered dependents) under the group health, dental, disability and life insurance coverage at the active employee rates for a period of 12 months subsequent to the date of termination.

In the event Idenix terminates the chief executive officer’s employment for reasons other than cause, or he terminates his employment for good reason, the chief executive officer is entitled to receive the following:

•	a lump sum payment equivalent to two times his base salary at the time of termination and the greater of: (i) his current year target bonus; or (ii) the cash bonus earned in the year preceding the year in which the termination of employment occurs;

•	immediate vesting and exercisability of all outstanding equity awards; and

•	benefits continuation pursuant to the federal “COBRA” laws, continued payment by Idenix of premiums for him (and his covered dependents) under the group health, dental, disability and life insurance coverage at the active employee rates for a period of 24 months subsequent to the date of termination; and

•	pro-rated annual target bonus amount and pro-rated equity grant.

In addition each named executive officer’s employment agreement provides for cash and noncash benefits upon a termination of employment for death or disability.

Upon termination of employment, each of Dr. Brown and Ms. Corcoran received the benefits provided upon occurrence of a covered termination as set forth in their respective employment agreements. Such benefits consisted of:

•	a payment of $466,900 to Dr. Brown and $372,375 to Ms. Corcoran which was equal to his/her respective annual base salary and the greater of his/her respective target bonus for the year in which the covered termination occurred or the actual bonus paid in the year immediately preceding the covered termination; and

•	continuation of health, dental and life insurance benefits for one year subsequent to the occurrence of the covered termination, which equaled $14,534 for Dr. Brown and $5,175 for Ms. Corcoran.

In addition, the vesting of options to acquire up to 48,124 shares of common stock held by Dr. Brown, and options to acquire up to 48,124 shares of common stock held by Ms. Corcoran, accelerated in full and became immediately exercisable on their respective termination dates.

Change in Control Payments

We have designed our change in control policies to provide income continuity after a change in control that results in the executive being separated from the company. Our practice in the case of change in control benefits has been to structure these as “double trigger” benefits. In other words, the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change in control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs. Under the terms of the employment agreements with our named executive officers, if, within one year following a change in control of Idenix, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to an additional lump-sum payment in an amount equal to:

•	such officer’s annual base salary; and

•	the greater of such officer’s target bonus amount or the bonus earned in the year preceding the year in which the termination occurs.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary

The committee believes Idenix’s compensation programs are designed and administered in a manner consistent with its compensation philosophy and objectives. We continually monitor these programs in recognition of the dynamic marketplace in which Idenix competes for talent. Idenix intends to continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for actual results and that are consistent with stockholder interests.

EXECUTIVE COMPENSATION

Compensation Summary

The following table contains information with respect to the compensation for the fiscal year ended December 31, 2006 of our chief executive officer, chief financial officer, our three most highly compensated executive officers serving as executive officers at the end of the last completed fiscal year other than the chief executive officer and chief financial officer, and one additional executive officer who would have been one of our three most highly compensated executive officers, but who was not serving as an executive officer at the end of the last completed fiscal year. We refer to the executive officers identified in this table as our “named executive officers.”

Summary Compensation Table

						Non-Equity
						Incentive
Name and					Option	Plan	All Other
Principal		Salary	Bonus		Awards	Compensation	Compensation		Total
Position	Year	($)(1)	($)		($)(2)	($)(3)	($)		($)

Jean-Pierre Sommadossi, CEO	2006	$514,583			$1,055,927	$300,000	$3,411	(4)	$1,873,921
David A. Arkowitz, Former CFO	2006	310,523			318,139	146,010	154,296	(5)	928,968
Nathaniel Brown, Former Executive Vice President, Clinical Development, and Chief Medical Officer	2006	303,774			246,478	153,000	—		703,252
Guy Macdonald, Executive Vice President, Operations	2006	310,523			320,611	146,010	2,005	(4)	779,149
Andrea Corcoran, Former Executive Vice President, Legal and Administration and Secretary	2006	274,160			855,713	100,000	377,550	(6)	1,607,423
John Weidenbruch Executive Vice President, General Counsel and Secretary(7)	2006	100,000	250,000	(8)	36,152	32,550	32,275	(9)	450,977

(1)	Salary increases generally occur in March of each year and are not retroactive to January of that year. For this reason, the amount actually paid to the named executive officer is lower than such person’s base salary for the year.

(2)	The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for fiscal 2006, in accordance with FAS 123(R), of stock options granted under our stock incentive plans and include amounts for stock options granted in and prior to fiscal 2006. There can be no assurance that FAS 123(R) amounts will ever be realized. Refer to Note 11, “Equity Incentive Plans and Share-Based Compensation”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 13, 2006 filed on March 14, 2007 for the relevant assumptions used to determine the valuation of our option awards.

(3)	The amounts shown in this column reflect cash bonus awards paid in 2007 to our named executive officers under our annual performance-based incentive bonus plan for 2006 performance.

(4)	Consists of a supplemental life insurance premium paid by Idenix.

(5)	Consists of amounts paid for Mr. Arkowitz’s relocation to the Boston, Massachusetts area and such amounts required to gross up these expenses for tax purposes.

(6)	Consists of amounts paid to Ms. Corcoran in connection with the termination of her employment.

(7)	Mr. Weidenbruch became an executive officer on September 1, 2006.

(8)	Consists of a cash signing bonus in connection with the hiring of Mr. Weidenbruch.

(9)	Consists of amounts paid for Mr. Weidenbruch’s relocation to the Boston, Massachusetts area and such amounts required to gross up these expenses for tax purposes.

Grants of Plan-Based Awards

The following table shows information concerning each grant of an award made to a named executive officer during fiscal 2006 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Grants of Plan-Based Awards

									All Other			Grant
									Option			Date Fair
	Target	Date of	Estimated Future Payouts						Awards:	Exercise or	Closing	Value of
	Approval	Compensation	Under Non-Equity Incentive						Number of	Base Price	Price of	Stock and
	or	Committee or	Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Securities	of Option	Stock on	Option
	Grant	Board	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	Grant	Awards
Name	Date	Approval	($)	($)	($)	(#)	(#)	(#)(3)	Options (#)	($/Sh)	Date ($)(4)	($)(5)

Jean-Pierre Sommadossi	3/7/2006	3/7/2006	$0	$315,000	$630,000
	3/7/2006	3/7/2006				0	150,000	—
	3/7/2006	3/7/2006							150,000	$21.11	$20.82	$1,857,060
David A. Arkowitz	3/7/2006	3/7/2006	0	156,816	313,632
	3/7/2006	3/7/2006				0	40,000	—
	3/7/2006	3/7/2006							30,000	21.11	20.82	371,412
Nathaniel Brown	3/7/2006	3/7/2006	0	153,696	307,392
	3/7/2006	3/7/2006				0	40,000	—
	3/7/2006	3/7/2006							30,000	21.11	20.82	371,412
Guy Macdonald	3/7/2006	3/7/2006	0	156,816	313,632
	3/7/2006	3/7/2006				0	40,000	—
	3/7/2006	3/7/2006							30,000	21.11	20.82	371,412
Andrea J. Corcoran	3/7/2006	3/7/2006	0	96,541	193,082
	3/7/2006	3/7/2006				0	30,000	—
	3/7/2006	3/7/2006							30,000	21.11	20.82	371,412
John F. Weidenbruch(6)	8/7/2006	8/7/2006	0	35,000	70,000
	8/7/2006	8/7/2006				0	30,000	—	75,000	10.25	10.33	433,823
	9/5/2006	9/4/2006

(1)	Consists of potential cash payments under our annual performance-based incentive bonus plan for executives. Actual cash bonus amounts awarded in March 2007 for 2006 performance are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Consists of potential stock option awards for executives.

(3)	No set maximum exists for equity incentive plan awards. Actual equity incentive plan awards are made at the discretion of our Compensation Committee or, in the case of awards to our chief executive officer, at the discretion of our board of directors.

(4)	The fair market value of a share of our common stock on a particular date is determined as the average of the open and close prices as reported on the NASDAQ Global Market on such date.

(5)	The amounts in this column represent the grant date fair value of each equity award as determined in accordance with FAS 123(R).

(6)	Mr. Weidenbruch’s non-equity incentive plan award was pro-rated based upon his September 2006 start date and his equity award was an initial grant upon his hire.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options held by our named executive officers as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised	Option Exercise
	Unexercised Options	Options (#)	Price	Option Expiration
Name	(#) Exercisable(1)	Unexercisable(1)	($)	Date

Jean-Pierre Sommadossi	56,250	—	$8.50	11/19/2012
	60,938	39,062	12.05	2/1/2014
	60,938	89,062	19.14	2/27/2015
	0	150,000	21.11	3/6/2016
David A. Arkowitz	134,896	40,104	11.50	12/11/2013
	21,875	8,125	12.05	2/1/2014
	13,750	16,250	19.14	2/27/2015
	6,250	23,750	21.11	3/6/2016
Nathaniel Brown(2)	161,875	—	2.00	2/4/2011
	5,000	—	8.50	11/19/2012
	21,875	8,125	12.05	2/1/2014
	13,750	16,250	19.14	2/27/2015
	6,250	23,750	21.11	3/6/2016
Guy Macdonald	145,833	29,563	11.50	9/8/2013
	21,875	8,125	12.05	2/1/2014
	13,750	16,250	19.14	2/27/2015
	6,250	23,750	21.11	3/6/2016
Andrea J. Corcoran(3)	54,013	—	0.50	11/30/2009
	5,000	—	2.00	12/15/2010
	32,500	—	8.50	11/19/2012
	30,000	—	12.05	2/1/2014
	30,000	—	19.14	2/27/2015
	30,000	—	21.11	3/6/2016
John F. Weidenbruch	6,250	68,750	10.25	9/4/2016

(1)	Options vest in forty-eight equal monthly installments beginning on the last day of the month of the date of grant, except that options granted to Dr. Sommadossi vest over a five-year period with 25% of the shares vesting on the first anniversary of the date of grant and the remaining 75% vesting in 48 equal monthly installments beginning on the first anniversary of the date of grant. Options exercisable set forth herein, if exercised, would provide voting power with respect to the shares of common stock underlying such options.

(2)	Dr. Brown ceased to be an executive officer of Idenix on January 22, 2007. All options held by Dr. Brown accelerated and became immediately exercisable on January 22, 2007 in connection with his termination of employment.

(3)	Ms. Corcoran ceased to be an executive officer of Idenix on September 1, 2006 and terminated her employment on December 31, 2006. All options held by Ms. Corcoran accelerated and became immediately exercisable on December 31, 2006 in connection with her termination of employment.

Option Exercises and Stock Vested

The following table shows amounts received by the named executive officers upon exercise of stock options during 2006.

Option Exercises and Stock Vested

Option Awards
	Number of Shares Acquired on	Value Realized on Exercise
Name	Exercise (#)	($)(1)

Jean-Pierre Sommadossi	—	—
David A. Arkowitz	—	—
Nathaniel Brown	—	—
Guy Macdonald	—	—
Andrea J. Corcoran	11,800	$97,586
John F. Weidenbruch	—	—

(1)	Calculated by multiplying the number of shares times the difference of the closing price of our common stock on the date of exercise less the exercise price.

Potential Payments Upon Termination or Change in Control

Potential payments made to our named executive officers in the instance of a termination without cause or a termination for good reason or in the case of change in control benefits upon a “double trigger” are discussed in great detail under “Compensation Discussion and Analysis — Severance and Change in Control Benefits”.

The tables below set forth the potential payments to our named executive officers assuming a termination event or a change in control event occurred as of December 31, 2006.

POTENTIAL TERMINATION PAYMENTS

		Acceleration of
		Vesting of
	Salary and	Equity	Other
Named Executive Officer	Bonus(1)	Awards(2)	Payments(3)	Total

Jean-Pierre Sommadossi	$1,750,000	$—	$38,246	$1,788,246
David A. Arkowitz	470,453	—	15,712	486,165
Guy Macdonald	470,453	—	17,717	488,170
John F. Weidenbruch	405,000	—	15,712	420,712

(1)	Amount represents a lump sum payment equivalent to one times the executive’s base salary (two times in the case of Dr. Sommadossi) at the time of termination plus an amount equal to one times the greater of such executive’s current year target bonus or the cash bonus earned in the year preceding the year in which the termination occurs.

(2)	All equity awards vest and become immediately exercisable in full upon a termination event. As of December 31, 2006, the exercise price of all equity awards held by the named executive officers was less the closing stock price of our common stock on the last business day of fiscal 2006 as reported by the NASDAQ Global Market.

(3)	Represents amounts related to continued medical, dental and life insurance coverage for such officer and his eligible dependents for up to 12 months (24 months after termination in the case of Dr. Sommadossi) as set forth in such officer’s employment agreement.

In addition, in connection with the termination of employment of Dr. Brown in January 2007 and Ms. Corcoran in December 2006, we made the following payments:

•	a payment of $466,900 to Dr. Brown and $372,375 to Ms. Corcoran which was equal to his/her respective annual base salary and the greater of his/her respective target bonus for the year in which the covered termination occurred or the actual bonus paid in the year immediately preceding the covered termination; and

•	continuation of health, dental and life insurance benefits for one year subsequent to the occurrence of the covered termination, which equaled $14,534 for Dr. Brown and $5,175 for Ms. Corcoran.

In addition, options to acquire up to 48,124 shares of common stock held by Dr. Brown, and options to acquire up to 48,124 shares of common stock held by Ms. Corcoran, accelerated in full and became immediately exercisable on their respective termination dates.

POTENTIAL CHANGE IN CONTROL PAYMENTS

	Total Termination	Change in Control	Estimated Tax
Named Executive Officer	Payments(1)	Payment(2)	Gross-Up(3)	Total

Jean-Pierre Sommadossi	$1,788,246	$875,000	$1,065,968	$3,729,214
David A. Arkowitz	486,165	470,453	—	956,618
Guy Macdonald	488,170	470,453	—	958,623
John F. Weidenbruch	420,712	405,000	—	825,712

(1)	This amount represents the aggregate amount payable to such officer with respect to a termination event as set forth in the “Total” column of the above table “Potential Termination Payments.”

(2)	Amount represents a lump sum payment equivalent to one times the executive’s base salary at the time of termination plus an amount equal to one times the greater of such executive’s current year target bonus or the cash bonus earned in the year preceding the year in which the change in control occurs.

(3)	Dr. Sommadossi will be compensated for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code by paying gross-up amounts on any applicable benefits he receives under his employment agreement as set forth therein.

Compensation Committee Interlocks and Insider Participation

Mr. Ebeling serves on the Compensation Committee as a designee of Novartis pursuant to the terms of our stockholders’ agreement. No other member of the Compensation Committee had any relationship with us requiring disclosure under Item 407(e)(4) of Regulation S-K under the Exchange Act.

None of our executive officers has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director of Idenix or member of our Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2006.

By the Compensation Committee

Wayne T. Hockmeyer, Chair
Charles W. Cramb
Thomas Ebeling
Thomas R. Hodgson

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the board in its oversight of the integrity of our financial statements and the qualifications, independence and performance of our independent registered public accounting firm.

The Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2006 with our management. The Audit Committee also reviewed and discussed our audited consolidated financial statements, the audit of our internal control over financial reporting and the matters required to be discussed by SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380) with PricewaterhouseCoopers LLP, or PWC, our independent registered public accounting firm. The Audit Committee received from PWC the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and discussed with PWC the matters disclosed in this letter and their independence.

The Audit Committee also considered whether PWC’s provision of other non-audit related services to us is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 and selected PWC as our independent registered public accounting firm for the year ending December 31, 2007.

By the Audit Committee

Charles W. Cramb, Chair
Thomas R. Hodgson
Denise Pollard-Knight

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

In March 2007, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Idenix is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, if the amount involved in such transaction is not greater than $250,000. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Idenix’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the party receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter. In addition, the policy does not apply to transactions with Novartis Pharma AG and its affiliates, each of which are reviewed and approved by the Audit Committee pursuant to the terms of its charter to the extent such transaction constitutes a “related party transaction” within the meaning of Item 404 of Regulation S-K.

Relationship with Novartis Pharma AG

In May 2003, we entered into a collaboration with Novartis relating to the worldwide development and commercialization of certain of our product candidates. Simultaneously, Novartis purchased approximately 54% of our outstanding capital stock from our stockholders for $255 million in cash, with an aggregate amount of up to $357 million contingently payable to these stockholders if we achieve predetermined development milestones relating to a product candidate for the treatment of infections caused by the hepatitis C virus, or HCV. Including shares acquired in 2005 from its affiliate, Novartis BioVentures Ltd., and shares acquired as a result of the exercise of its stock subscription rights, Novartis currently owns and as of the record date owned approximately 56% of our outstanding common stock. Novartis BioVentures Ltd. was an existing stockholder in May 2003 at the time of the Novartis stock purchase.

Our relationship with Novartis includes a number of arrangements that affect our corporate governance and the research, development, manufacture and commercialization of our product candidates. The terms of these arrangements are set forth in the agreements described below to which we and Novartis are parties:

•	a stockholders’ agreement, as amended and restated in July 2004 in connection with our initial public offering, provides for, among other things: the ability of Novartis to maintain its percentage ownership in our stock; rights of Novartis with respect to designation of nominees for election as director; rights of Novartis to approve specified material corporate activities of Idenix; and registration rights in favor of Novartis and certain of our other stockholders who held shares of our preferred stock prior to the conversion of such preferred stock into common stock in May 2003;

•	a development agreement, as amended, under which we are collaborating with Novartis to develop, manufacture and commercialize our hepatitis B virus, or HBV, product candidates, valopicitabine, our HCV product candidate, and potentially other product candidates;

•	a supply agreement, under which Novartis will manufacture for us the active pharmaceutical ingredient, or API, for the clinical development supply of product candidates and potentially the API for the commercial supply of product candidates it has licensed from us and will perform the finishing and packaging of licensed products for commercial sale; and

•	a manufacturing agreement and a packaging agreement, under which Novartis will manufacture and a Novartis affiliate will package for us the commercial supply of telbivudine, marketed as Tyzeka®, that is intended for sale in the United States.

Stockholders’ Agreement

Under the stockholders’ agreement, we have:

•	agreed to use our reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 35% of our voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of our voting stock;

•	agreed that for so long as any designee of Novartis serves on our board of directors, a Novartis director designee is entitled to be a member of each committee of our board of directors or a non-voting observer to any such committee, if such committee membership is barred by applicable law, rule or regulation;

•	required that, with certain limited exceptions, until May 8, 2008, or sooner if terminated pursuant to the terms of the stockholders’ agreement, Novartis and its affiliates shall not acquire additional shares of our voting stock unless a majority of our independent directors approves or requests the acquisition;

•	granted Novartis, together with certain other holders of our common stock, rights to cause us to register, under the Securities Act of 1933, as amended, such shares of common stock;

•	granted to Novartis for so long as it and its affiliates continue to own at least 19.4% of our voting stock, approval rights over a number of corporate actions that we or our subsidiaries may take, including:

–	the authorization or issuance of additional shares of our capital stock or the capital stock of our subsidiaries, except for a limited number of specified issuances;

–	any change or modification to the structure of our board of directors or a similar governing body of any of our subsidiaries;

–	any amendment or modification to any of our organizational documents or those of our subsidiaries;

–	the adoption of a three-year strategic plan or the adoption of an annual operating plan and budget, if there is no approved strategic plan;

–	any decision that would result in a variance of total annual expenditures, capital or expense, in excess of 20% from the approved three-year strategic plan;

–	any decision that would result in a variance in excess of the greater of $10 million or 20% of our profit or loss target in the strategic plan or operating plan;

–	the acquisition of stock or assets of another entity that exceeds 10% of our consolidated net revenue, net income or net assets;

–	the sale, lease, license or other disposition of any assets or business which exceeds 10% of our net revenue, net income or net assets;

–	the incurrence of any indebtedness by us or our subsidiaries for borrowed money in excess of $2 million, other than in limited circumstances;

–	any material change in the nature of our business or that of any of our subsidiaries;

–	any change in control of Idenix or any subsidiary; and

–	any dissolution or liquidation of Idenix or any subsidiary, or the commencement by us or any subsidiary of any action under applicable bankruptcy, insolvency, reorganization or liquidation laws.

Novartis’s Ability to Maintain its Percentage Ownership Interest in Our Capital Stock

If we issue any shares of our capital stock, other than in certain situations, Novartis has the right to purchase such number of shares required to maintain its percentage ownership of our voting stock for the same consideration per share paid by others acquiring our stock. This right is applicable to equity awards under our stock incentive plans, including our 2005 Stock Incentive Plan.

Additionally, Novartis has the right to purchase, at par value of $0.001 per share, such number of shares as is required to maintain its percentage ownership of our voting stock if we issue shares of capital stock in connection with the acquisition or in-licensing of technology through the issuance of up to 5% of our stock in any 24-month period. These additional purchase rights remain in effect until the earlier of the date that Novartis and its affiliates own less than 19.4% of our voting stock or the date that Novartis becomes obligated to make contingent payments of $357 million to those holders of our stock who sold shares to Novartis on May 8, 2003. Idenix did not issue any shares of common stock to Novartis during fiscal 2006 in connection with these rights.

Development, License and Commercialization Agreement

Under the development, license and commercialization agreement, dated as of May 8, 2003 among us and Novartis, as amended, which we refer to as the development agreement, we are collaborating with Novartis to develop, manufacture and commercialize our product or our product candidates, including valtorcitabine, for the treatment of infections caused by HBV, and valopicitabine, our HCV product candidate. In addition to providing development funding for these product candidates, Novartis has agreed to make milestone payments which could total up to $35 million upon achievement of regulatory approvals for our product candidates for HBV, including valtorcitabine and Sebivo®, the trade name for telbivudine in Europe and China, as well as additional milestone payments based upon achievement of predetermined sales levels. We achieved one of these milestones in February 2007 with the regulatory approval of Sebivo® in China for which we expect to receive $10 million from Novartis. Additional commercialization milestone payments will be paid to us by Novartis if we achieve predetermined HBV product sales levels. Novartis paid us a license fee of $25 million in March 2006 for valopicitibine and has agreed to pay additional license fees and milestone payments that could total up to $500 million based upon the initiation of phase III trials, and regional regulatory filings and approvals, as well as additional milestone payments based upon achievement of predetermined sales levels if the product candidate is approved for commercial sale.

In addition, Novartis has the exclusive option to obtain rights to other product candidates we develop, or in some cases license, for so long as Novartis maintains ownership of 51% of our voting stock and for a specified period of time thereafter. The terms of these options, including license fees, milestone payments and payments in reimbursement of development expenses, vary according to the disease which the product candidate treats, the stage of development of the product candidate and Novartis’s ownership interest in Idenix.

Development of Products and Regulatory Activities

For most of our product candidates, Novartis has the right to approve, in its reasonable discretion, the development budget. We and Novartis will develop each product in accordance with a development plan approved by a joint operating committee. The joint operating committee is comprised of an equal number of representatives of Idenix and Novartis. Novartis is solely responsible for the development expenses incurred in accordance with approved development budgets for our HBV product candidates, including valtorcitabine, and valopicitabine or a replacement HCV product candidate. If valopicitabine fails to obtain regulatory approval in the United States, Novartis will pay the development expenses for a replacement HCV product candidate if it has approved the corresponding development budget, up to a specified maximum. The development expense payments for any replacement HCV product candidate will be credited against the first sales milestone payment payable by Novartis to us for our initial HCV product. Novartis will also be primarily responsible for the development expenses for any other product candidate for which it exercises its option to obtain commercialization rights.

We have primary responsibility for preparing and filing regulatory submissions with respect to any licensed product in the United States, and Novartis has primary responsibility for preparing and filing regulatory submissions with respect to any licensed product in all other countries in the world. Under certain circumstances, primary responsibilities for all or certain regulatory tasks in a particular country may be switched from one party to the other.

Product Commercialization

We have granted Novartis an exclusive, worldwide license to market and sell Tyzeka/Sebivo, valtorcitibine, our HBV product candidate, and valopicitabine. Additionally, we will grant Novartis such a license with respect to any other product candidates for which Novartis exercises its option. In each case we have retained the right to co-promote or co-market all licensed products in the United States, the United Kingdom, France, Germany, Italy and Spain. In the United States, we will act as the lead commercial party and record revenue from product sales and will share equally the resulting net benefit or net loss with Novartis from the co-promotion from the date of product launch. In the United Kingdom, France, Germany, Italy and Spain, Novartis will act as the lead commercial party and record revenue from product sales. In the United Kingdom,

France, Germany, Italy and Spain the net benefit we expect to realize will increase incrementally during the first three years from the date of product launch, such that we will share equally with Novartis the net benefit from co-promotion beginning in the third year from the date of product launch.

In other countries, we will effectively sell products to Novartis for their further sale to third parties. Novartis will pay us to acquire such products at a price that is determined in part by the volume of product net sales under the terms of the supply agreement described below.

Novartis has agreed that it will not market, sell or promote, or grant a license to any third party to market, sell or promote, certain competing products. However, if Novartis seeks to engage in such activities, it must first inform us of the competitive product opportunity and, at our election, enter into good faith negotiations with us concerning such opportunity. If we either do not elect to enter into negotiations with respect to such opportunity or are unable to reach agreement within a specified period, Novartis would be free to proceed with its plans with respect to such competing product. The competitive restrictions on Novartis terminate on a country-by-country basis on the earlier of May 8, 2008 or the termination of the development agreement with respect to each particular country as described below.

Termination

Novartis and in certain circumstances, we, have the right to terminate the development agreement. Novartis may in its sole discretion terminate the development agreement with respect to a particular product, product candidate or country on not less than six months notice.

If Novartis terminates the development agreement for material breach by us, or for bankruptcy, insolvency or reorganization on our part, then Novartis may elect to retain licenses to our product candidates or products, in which case it will remain obligated to make payments to us in amounts to be negotiated in good faith at the time of termination. If we terminate part or all of the development agreement for material breach by Novartis, or for bankruptcy, insolvency or reorganization on the part of Novartis, or if Novartis terminates the development agreement unilaterally in the absence of a breach by us, we may be obligated to make payments to Novartis in amounts to be negotiated in good faith at the time of termination.

Master Manufacturing and Supply Agreement

Under the master manufacturing and supply agreement, dated as of May 8, 2003, between us and Novartis, which we refer to as the supply agreement, we appointed Novartis to manufacture or have manufactured the clinical supply of the API for each product candidate licensed under the development agreement and certain other product candidates. In addition, Novartis will perform the finishing and packaging of the APIs into the final form for telbivudine and for other products that reach commercialization.

Manufacturing Arrangement and Packaging Agreement

In June 2006, after completing a competitive bid process where Novartis had the right to match the best third-party bid, we entered into a commercial manufacturing agreement, which we refer to as the manufacturing agreement, with Novartis and a packaging agreement with Novartis Pharmaceuticals Corporation, an affiliate of Novartis. Under the manufacturing agreement, Novartis will manufacture the commercial supply of Tyzeka that is intended for sale in the United States. The packaging agreement provides that the supply of Tyzeka intended for commercial sale in the United States will be packaged by Novartis Pharmaceuticals Corporation.

Indemnification

We have agreed to indemnify Novartis and its affiliates against losses suffered as a result of our breach of representations and warranties in the development agreement and stock purchase agreement dated March 21, 2003 to which we, Novartis and substantially all of our stockholders as of March 21, 2003 are a party. In these agreements, we made numerous representations and warranties to Novartis regarding our HBV product and product candidate and HCV product candidate, including representations regarding our ownership of the inventions and discoveries relating to such. If one or more of our representations or warranties were not true at the time we made them to Novartis, we would be in breach of these agreements. Novartis has the right to seek from us, and under certain circumstances, from us and our stockholders who sold shares to Novartis, who include many of our officers and directors, indemnification for damages suffered by Novartis as a result of a breach by us. For a further discussion of indemnification rights and obligations, please refer to our Annual Report on Form 10-K where a more in depth discussion is presented under the caption “Business — Collaborations — Relationship with Novartis — Development, License and Commercialization Agreement — Indemnification”, “— Stock Purchase Agreement” “Risk Factors — Factors Related to our Relationship with Novartis” and “— Factors Related to Patents and Licenses”.

Other Agreement

We have also agreed that until such time as Novartis and its affiliates own less than 50% of our voting stock, Novartis’s consent is required for the selection and appointment of our chief financial officer. If in Novartis’s reasonable judgment our chief financial officer is not satisfactorily performing his duties, we are required to terminate his employment.

Employment Agreements

We have entered into employment agreements with each of Dr. Sommadossi and Messrs. Macdonald and Weidenbruch. The employment agreements for each of these officers provide base salary in an amount annually reviewable for increase, but not decrease, at the discretion of our board of directors or a committee of the board of directors. The employment agreements also entitle each officer to receive an annual cash performance bonus in an amount that is expressed as percentage of base salary if the board of directors in its discretion determines that such officer has achieved or surpassed performance goals established by the board of directors or Compensation Committee in consultation with our management. Currently, the minimum target bonus percentages is 60% for Dr. Sommadossi, 50% for Mr. Macdonald and 35% for Mr. Weidenbruch. Pursuant to the terms of the employment agreements, the base salary and target bonus and equity award for the current year become the minimum amounts for future years for each officer.

Each officer is also eligible to participate in any of our equity incentive programs and has the opportunity, subject to approval of the Compensation Committee, or in the case of Dr. Sommadossi, our board of directors, to be awarded annually an option to purchase shares of our common stock which vest over a four-year period (except for awards granted to Dr. Sommadossi which will generally vest over a five-year period).

In addition, each officer’s employment agreement provides for severance benefits in the event Idenix terminates such officer’s employment for reasons other than cause (as defined in their respective employment agreements), or they terminate their respective employment for good reason (as defined in their respective employment agreements, each of which is filed with Idenix’s Annual Report of Form 10-K for the year ended December 31, 2006 filed with the SEC on March 14, 2007). In addition, if, within one year following a change in control of Idenix, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to additional change in control benefits.

Dr. Sommadossi’s employment agreement includes restrictive covenants prohibiting the sale, transfer or disposition of more than 50% of the Idenix capital stock owned by him on May 8, 2003, plus shares of common stock he acquires upon exercise of stock options outstanding as of that date, until May 8, 2008, unless his employment is terminated without cause or as a result of death or disability or he resigns for good reason.

In connection with the commencement of their employment with Idenix, in 2003 Mr. Macdonald received a $200,000 sign-on bonus, and in 2006 Mr. Weidenbruch received a $250,000 sign-on bonus. Additionally, to facilitate their relocation to the Cambridge, Massachusetts area, we agreed to reimburse both officers for their respective expenses incurred in connection with their relocation to Massachusetts and such amounts required to gross up these expenses for tax purposes.

For additional information about our executive compensation program generally and the terms of these employment agreements, including officer base salaries, target bonus amounts, target option awards, option awards actually granted and severance and change in control benefits, please see generally the section of this proxy statement entitled “Compensation Discussion and Analysis” and, in particular “– Severance and Change in Control Benefits” and “Executive Compensation – Potential Payments Upon Termination or Change in Control.”

Registration Rights

As of April 1, 2007, the holders of 37,137,061 shares of our common stock are entitled to cause us to register their shares or participate in a registration by us under the Securities Act. These rights are provided under the terms of the stockholders’ agreement. These holders include the following directors, officer and holders of more than five percent of our voting securities and their affiliates:

Number of
Name of Holder	Registrable Shares

Novartis AG(1)	31,299,173
MPM Capital L.P. affiliated funds(2)	3,243,306
Jean-Pierre Sommadossi	100,000
Total	34,642,479

(1)	Represents 31,299,173 shares held by Novartis, a direct, wholly owned subsidiary of Novartis AG. Mr. Ebeling, one of our directors, serves as chief executive officer of the Novartis Pharmaceuticals Division, an affiliate of Novartis, and Mr. Pelzer, also one of our directors, serves as general counsel to Novartis Pharmaceuticals Division.

(2)	Represents 2,949,488 shares held by BB BioVentures, 256,519 shares held by Parallel Fund, and 37,299 shares held by Investors Fund. Each of these funds is affiliated with MPM Capital L.P. affiliated funds.

PROPOSAL 2 — AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION,
AS AMENDED

Background

On March 29, 2007, our board of directors unanimously adopted resolutions approving an amendment to our restated certificate of incorporation, as amended, or the restated certificate, increasing the number of shares of common stock authorized under the restated certificate from 75,000,000 shares to 125,000,000 shares, and directing that such amendment be submitted to a vote of the stockholders at the annual meeting. For the reasons described below, the board of directors believes that approval of the proposed amendment is in our best interests and of our stockholders. If the proposed amendment is approved by the stockholders at the annual meeting, the board intends to file with the Secretary of State of the State of Delaware a Certificate of Amendment of Restated Certificate of Incorporation in the form attached to this proxy statement as Appendix A as soon as practicable following the annual meeting.

The restated certificate currently authorizes Idenix to issue up to a total of 75,000,000 shares of capital stock, all of which are designated as common stock. As of March 31, 2007, we had 56,166,393 shares of common stock outstanding; 8,068,966 shares of common stock subject to outstanding equity awards or otherwise reserved for future issuance under our stock incentive plans; and 173,361 shares of common stock subject to Novartis anti-dilution rights to maintain its percentage ownership. As a result, 10,591,280 shares of common stock remain authorized for issuance under the restated certificate as of March 31, 2007.

Reasons to Increase the Authorized Stock

If approved, the additional shares of common stock under the amendment may be used for general corporate purposes as determined by our board of directors. In the event our stockholders approve Proposal 3, amendment of 2005 stock incentive plan, or 2005 Plan, we expect some of the additional shares of common stock available to us under the amendment would be reserved for issuance under the 2005 Plan. Our board of directors believes that the amendment also increases our ability to effect, in a timely manner, transactions that are expected to be in the best interests of Idenix and its stockholders, such as the raising of additional capital, the acquisition of businesses, technologies or products and the entering into of strategic partnerships or other relationships that may complement or expand our business. We have no present understandings, commitments or agreements to enter into any such transaction.

If the amendment is approved by our stockholders, the board of directors believes that it will have a greater ability and flexibility to take advantage of commercial opportunities and market conditions. Without that increased flexibility, the board of directors might be required to incur the costs and delays of seeking stockholder approval through a written consent in lieu of a meeting, calling a special meeting of stockholders or waiting for the next annual meeting of stockholders in order to seek stockholder approval of an amendment to the restated certificate.

Certain Effects of the Proposed Amendment

The issuance by Idenix of any additional shares of common stock, other than in the form of a stock dividend, stock split or other similar event, will dilute the equity interests and voting power of our existing stockholders other than Novartis which has certain antidilution rights. See “Certain Relationships and Related Transactions — Relationship with Novartis Pharma AG.” In addition, the issuance of additional shares could have a negative impact on earnings per share. Such dilution or impact may be substantial, depending upon the number of shares issued. The newly authorized shares of common stock will have voting and other rights identical to those of currently authorized shares of common stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights with respect to such stock. To effect the issuance of the increased number of shares of common stock authorized under our restated certificate, no further vote of our stockholders will be required under applicable law. We are, however, subject to the rules of the NASDAQ Global Market and, to maintain our listing, are required to seek stockholder approval in connection with the issuance of our capital stock under certain circumstances.

The proposed amendment to the restated certificate is not intended to be an anti-takeover device. However, the issuance of additional shares of common stock would increase the number of outstanding shares, which could dilute the ownership and voting power of any person seeking to obtain control of the company, which would make it more difficult for such person to obtain control of the company. As of the date of this proxy statement, the board of directors is not aware of any person who intends to seek to obtain control of Idenix.

Under the General Corporation Law of the State of Delaware, Idenix stockholders are not entitled to appraisal rights with respect to the approval, adoption or filing of the amendment and we will not independently provide stockholders with any such right.

Our board of directors believes that the approval of the amendment of the restated certificate is in our best interests and the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.

PROPOSAL 3 — AMENDMENT OF 2005 STOCK INCENTIVE PLAN

Overview

In the opinion of our board of directors, our future success depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating key employees with experience and ability. Under our 2005 Plan, we are currently authorized to grant options to purchase up to an aggregate of 3,000,000 shares of common stock to our officers, directors, employees and consultants. As of March 31, 2007, there were 312,650 shares available for future grant under the 2005 Plan and all of our employees are eligible to receive equity awards under the 2005 Plan.

On March 29, 2007, our board of directors adopted an amendment to the 2005 Plan that increased from 3,000,000 to 6,000,000 the number of shares of common stock available for issuance with respect to awards granted under the 2005 Plan (subject to adjustment for certain changes in our capitalization). The effectiveness of the amendment is subject to the approval of our stockholders.

Our stockholders approved the 2005 Plan at the 2005 Annual Meeting of Stockholders. We use the 2005 Plan to attract and retain talented employees in a highly competitive environment. Our management carefully considers all proposed grants under the 2005 Plan, and the Compensation Committee approves all awards to our executive officers, except those to our chief executive officer. Our board of directors approves all awards to our chief executive officer . We anticipate that the proposed increase would meet our needs until 2009.

Summary Description of the 2005 Stock Incentive Plan

The following summary of the 2005 Plan is qualified in its entirety by reference to the 2005 Plan, a copy of which is attached as Appendix B to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. In addition, a copy of the 2005 Plan may be obtained by making a written request to us, c/o our Executive Vice President, General Counsel and Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, MA 02139.

Purpose

The principal purpose of the 2005 Plan is to advance the interests of Idenix and its stockholders by:

•	enhancing our ability to attract, retain and motivate persons upon whose judgment, initiative and effort we depend in large part for the successful conduct of our business; and

•	encouraging such persons to acquire a proprietary interest in Idenix.

Effective Date; Amendment and Expiration

The 2005 Plan was adopted by our board of directors on May 11, 2005 and will terminate on May 10, 2015. Our stockholders approved the 2005 Plan in June 2005. Our board of directors may terminate or amend the 2005 Plan at any time, subject to stockholder approval under certain circumstances provided in the 2005 Plan. No amendment or termination of the 2005 Plan will adversely affect the rights provided in any award granted under the 2005 Plan prior to the plan amendment or termination. No award may be made under the 2005 Plan after the plan expiration date. Awards made prior to the plan expiration may extend beyond such date. After an amendment to the 2005 Plan, no Section 162(m) designated award shall become exercisable, realizable or vested (to the extent such amendment was required to grant such award) unless and until such amendment shall have been approved by our stockholders as required by Section 162(m).

Shares Subject to the Plan

Subject to certain adjustments, 3,000,000 shares of our common stock may be issued pursuant to the 2005 Plan. As of March 31, 2007, 2,684,537 shares of our common stock were subject to awards outstanding under the 2005 Plan.

If any award granted under the 2005 Plan is forfeited or the award otherwise terminates without the issuance of any shares, the shares associated with such award will be available for future grants subject, however, in the case of stock options to any limitations under the Internal Revenue Code of 1986, as amended, which we refer to as the Code. In addition, shares that are tendered to Idenix by a participant as payment of the exercise price of any stock option, or shares withheld from any award to satisfy a participant’s tax withholding obligations, will not count as shares issued under the 2005 Plan. In the event of stock dividends, stock splits, other recapitalizations, reclassifications or other specified events affecting us and shares of our common stock, appropriate and equitable adjustments shall be made to the number and kind of shares available for grant, as well as to other maximum limitations, under the 2005 Plan, and the number and kind of shares common stock or other rights and prices under outstanding awards.

Description of Awards

The 2005 Plan provides for the grant of stock options, restricted stock awards, stock appreciation rights and other stock and stock-based awards.

Stock Options.  Stock options granted under the 2005 Plan may be awarded as either incentive stock options (within the meaning of Section 422 of the Code) or as non-qualified stock options. Stock options provide award recipients with the right, subject to the terms and conditions that are specified in connection with the option grant, to purchase a specified number of shares of our common stock at a specified option price. All options that are granted under the 2005 Plan will be granted at an exercise price equal to or greater than the fair market value of our common stock on the date of grant. Fair market value is calculated as the average of the open and close prices of our common stock as reported on the NASDAQ Global Market on such date. Under current law, only our employees are eligible to receive incentive stock options. The maximum value of shares of common stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by an employee in any one year is limited to $100,000. Additionally, current law provides that incentive stock options granted to optionees holding more than 10% of the total combined voting power of Idenix or our parent or subsidiaries must have an exercise price at least equal to 110% of the fair market value of the underlying common stock. Options may not be granted for a term in excess of ten years (five years in the case of incentive stock options granted to optionees holding more than 10% of the total combined voting power of Idenix or our parent or subsidiaries). The 2005 Plan permits our board of directors to determine the manner of payment of the exercise price of options. Such methods include payment by cash, by check, by means of a broker assisted “cashless exercise,” by surrender to us of shares of our common stock, by any combination of such methods or by any other lawful means approved by our board of directors.

Restricted Stock Awards.  A restricted stock award represents shares of common stock that are issued subject to restrictions on transfer and vesting requirements as determined by our board of directors. Vesting requirements may be based on the continued employment of the participant for specified time periods and/or on the attainment of specified business performance goals established by our board of directors. Subject to the transfer restrictions and vesting requirements of the award, the participant will have rights possessed by our other stockholders, including all voting and dividend rights, during the restriction period, unless our board of directors determines otherwise at the time of the grant.

Restricted Stock Units.  An award of restricted stock units provides the participant the right to receive payment at the end of a vesting period based on the value of a share of common stock at the time of vesting. Stock units are subject to vesting requirements, restrictions and conditions to payment as our board of directors determines are appropriate. Such vesting requirements may be based on the continued employment of the participant for a specified time period or on the attainment of specified business performance goals established by our board of directors. Restricted stock unit awards will be settled in shares of our common stock.

Stock Appreciation Rights.  A stock appreciation right may be granted either in tandem with an option or without a related option. A stock appreciation right entitles the participant, upon exercise, to receive a payment based on the excess of the fair market value of a share of common stock on the date of exercise over the base price of the right (which may not be less than the fair market value of a share of common stock on the date of grant), multiplied by the number of shares of common stock as to which the right is being exercised. The maximum term of a stock appreciation right will be ten years from the date of grant. Stock appreciation rights will be settled in shares of our common stock.

Stock Awards.  A stock award represents shares of common stock that are issued free of restrictions on transfer and other incidents of ownership and free of forfeiture conditions. Our board of directors may, in connection with any stock award, require the payment of a specified purchase price.

Other Stock-Based Awards.  Under the 2005 Plan, our board of directors has the right to grant other awards having such terms and conditions as our board of directors may determine that are valued in whole or in part by reference to or are based upon our common stock.

Section 162(m) Awards

Our board of directors may grant awards of restricted stock or stock units that are intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code. With respect to such awards, our board of directors shall make all determinations necessary to establish the terms of the award within 90 days of the beginning of the performance period. Under Section 162(m), the terms of the award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and must preclude discretion to increase the amount of compensation payable under the terms of the award (but may give our board of directors discretion to decrease the amount of compensation payable). For each such award, the performance criteria upon which the payment or vesting may be based shall be limited to one or more of the following business measures, which may be applied with respect to Idenix or any of our subsidiaries or business units, and which may be measured on an absolute or relative to peer-group basis: (i) stock price, (ii) market share; (iii) regulatory compliance; (iv) total shareholder return; (v) cash flow; (vi) filing of regulatory applications with respect to new product candidates and new drug products; (vii) commercial launch of new drug products; (viii) successful completion of clinical trials, and (ix) successful discovery of new product candidates.

Eligibility to Receive Awards

During 2006, we granted to our named executive officers options to purchase 345,000 shares of our common stock under the 2005 Plan. For a further description, see “Executive Compensation — Grants of Plan — Based Awards.” In addition, options to purchase an aggregate of 465,000 shares of our common stock at an average weighted exercise price of $19.21 per share were granted to all executive officers as a group during 2006. During 2006, options to purchase 773,187 shares of our common stock at an average weighted exercise price of $12.48 per share were granted to all other employees as a group. All of these options were granted under the 2005 Plan.

Under the 2005 Plan, Idenix’s officers, employees, directors, consultants and advisors and the officers, employees, directors and advisors of our subsidiaries and other business ventures in which we have a significant interest are eligible to participate and receive awards. As of March 31, 2007, approximately 305 persons, consisting of 8 executive officers, 291 other employees and six non-employee directors (excluding Messrs. Ebeling and Pelzer who are not granted equity awards for service as a director), were eligible to received awards under the 2005 Plan. The Compensation Committee will determine which eligible participants, including our executive officers and non-employee directors, receive awards under the 2005 Plan. The granting of awards under the 2005 Plan is discretionary and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. On March 30, 2007 the last reported sale price of our common stock by NASDAQ was $7.30.

Since adoption of the 2005 Plan, the following options have been granted under the 2005 Plan to the following persons and groups through March 31, 2007:

No. of Options
Granted

Named Executive Officers:
Jean-Pierre Sommadossi, Chief Executive Officer	300,000
David A. Arkowitz, Former Chief Financial Officer	100,000
Nathaniel Brown, Former Executive Vice President, Clinical Development, and Chief Medical Officer	60,000
Guy Macdonald, Executive Vice President, Operations	100,000
Andrea J. Corcoran, Former Executive Vice President, Legal and Administration and Secretary	60,000
John F. Weidenbruch, Executive Vice President, General Counsel and Secretary	85,000
All Current Executive Officers as a Group	830,000
All Current Directors who are not Executive Officers as a Group	215,000
Each Director Nominee:
Jean-Pierre Sommadossi	300,000
Charles W. Cramb	50,000
Thomas Ebeling	0
Wayne T. Hockmeyer	40,000
Thomas R. Hodgson	40,000
Norman C. Payson	25,000
Robert E. Pelzer	0
Denise Pollard-Knight	20,000
Pamela Thomas-Graham	40,000
All Employees, including all Current Officers who are not Executive Officers, as a Group:	2,020,037

Novartis’s Ability to Maintain its Percentage Ownership Interest

As we issue shares of our common stock upon exercise of options, grant of restricted stock awards, settlement of restricted stock units and stock appreciation rights or otherwise in connection with other stock or stock-based awards granted under the 2005 Plan, Novartis has the right to purchase such number of shares as is required to maintain its percentage ownership for the same consideration per share paid by others acquiring our common stock pursuant to awards granted under the 2005 Plan.

Reorganization Event

The 2005 Plan contains provisions addressing the consequences of any “reorganization event” which is generally defined as (i) any merger or consolidation of Idenix with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled or (b) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of Idenix. In connection with a reorganization event, the board of directors will provide that the awards will be assumed, or substantially equivalent awards may be substituted, by the acquiring or succeeding company. In the event that the acquiring or succeeding company does not agree to assume or substitute substantially equivalent awards, the board of directors may (i) upon written notice, provide that all unexercised options or other unexercised awards will become exercisable in full and will terminate immediately prior to the consummation of such reorganization event unless exercised within a specified period following the date of such notice, (ii) provide that outstanding awards will become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such reorganization event, (iii) in the event of a reorganization event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event (referred to as the “acquisition price”), make or provide for a cash payment to an award holder equal to (A) the acquisition price times the number of shares of common stock subject to the holder’s awards (to the extent the exercise price does not exceed the acquisition price) minus (B) the aggregate exercise price of all the holder’s outstanding awards, in exchange for the termination of such awards, (iv) provide that, in connection with a liquidation or dissolution of Idenix, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (v) any combination of the foregoing.

Foreign Jurisdictions

Our board of directors may adopt, amend and terminate such arrangements and grant such awards, not inconsistent with the intent of the 2005 Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of foreign jurisdictions with respect to awards that may be subject to such laws. The terms and conditions of such awards may vary from the terms and conditions that would otherwise be required by the 2005 Plan solely to the extent our board of directors deems necessary for such purpose.

Award Limits

The maximum number of shares with respect to which awards may be granted per calendar year under the 2005 Plan to any participant may not exceed 500,000 shares.

Administration

The 2005 Plan is administered by our board of directors. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2005 Plan and to interpret the provisions of the 2005 Plan. Pursuant to the terms of the 2005 Plan, our board of directors may delegate authority under the 2005 Plan to one or more committees of our board of directors. Our board of directors has authorized the Compensation Committee to administer certain aspects of the 2005 Plan and has, from time to time, authorized our chief executive officer to make grants of stock option awards to certain non-executive employees of Idenix. Our board of directors has retained for itself such authority as it has determined is necessary to satisfy the requirements of Rule 16b-3 under the Exchange Act and Section 162(m) of the Code that relate to independence and non-employee status of directors effecting awards under the 2005 Plan.

Subject to any applicable limitations contained in the 2005 Plan, our board of directors, Compensation Committee, or any other committee to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines: the types of awards to be granted, the time at which awards will be granted, the number of shares of common stock, units or other rights subject to each award, the exercise, base or purchase price of an award, the time or times at which the award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an award, and the duration of the award. Our board of directors may, from time to time, delegate to one or more of our executive officers the authority to grant and determine the terms and conditions of awards, subject to certain limitations.

Federal Income Tax Consequences

The following summarizes the U.S. federal income tax consequences that generally will arise with respect to awards granted under the 2005 Plan to participants who are subject to U.S. federal income tax. This summary is based on the tax laws in effect as of the date of this proxy statement. This summary assumes that awards granted under the 2005 Plan are exempt from or comply with the rules under Section 409A of the Code related to nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below. You should contact your own tax advisor if you are an option holder to determine the specific tax implications of options held by you.

Incentive Stock Options.  A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or a 50% or more owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if the selling price proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options.  A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock.  A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Awards.  The current U.S. federal income tax consequences of other awards authorized under the 2005 Plan are generally in accordance with the following: (i) stock appreciation rights are generally subject to ordinary income tax at the time of exercise; (ii) stock units are generally subject to ordinary income tax at the time of payment; and (iii) stock awards are generally subject to ordinary income tax at the time of grant.

Tax Consequences to Idenix.  There will be no tax consequence to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations under Section 162(m) of the Code.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2006. All of our option plans have been approved by our shareholders.

Equity Compensation Table

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities			Equity Compensation
	to be Issued Upon		Weighted Average	Plans (Excluding
	Exercise of		Exercise Price of	Securities Reflected in
Plan Category(1)	Outstanding Options		Outstanding Options	Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	4,386,761	(2)	$13.05	869,869	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	4,386,761			869,869

(1)	This table excludes the additional 3,000,000 shares to be authorized and reserved for issuance under our 2005 Plan if Proposal 3 is approved.

(2)	Consists of 2,080,221 shares of common stock issuable upon exercise of options under our 1998 equity incentive plan and 2,306,540 shares of common stock issuable upon exercise of options under our 2005 Plan.

(3)	Consists of 179,222 shares of common stock issuable under our 1998 equity incentive plan and 690,647 shares of common stock issuable under our 2005 Plan. Our 2005 plan authorizes the issuance of stock options, restricted and unrestricted stock, stock appreciation rights, performance shares and other equity-based awards.

Our board of directors believes that the approval of the amendment of the 2005 Plan is in our best interests and the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.

PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2007. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1998. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.

Our board of directors believes that the selection of PricewaterhouseCoopers LLP as our independent accounting firm for the fiscal year ending December 31, 2007 is in our best interests and the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.

Principal Accountant Fees and Services

The following table summarizes the fees PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services:

Fee Category	2006	2005

Audit Fees(1)	$747,641	$645,788
Audit-Related Fees(2)	8,863	3,900
Tax Fees(3)	—	48,565
Total Fees	$756,504	$698,253

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Audit fees included $75,000 in 2005 for services rendered by our independent registered public accounting firm in connection with our public offering completed in November 2005.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to consultations concerning financial accounting and reporting standards and compliance with certain government grants in Europe.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax advice and tax planning services relate to United States federal and state and international tax planning and advice.

No audit-related or tax fees billed in 2006 or 2005 were provided under the de minimis exception to the Audit Committee pre-approval requirements.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chair of the Audit Committee the authority to approve any audit or non-audit services (other than services relating to the annual and quarterly financial reviews) to be provided to us by our independent registered public accounting firm. Any approval of services by the Audit Committee chair pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

OTHER INFORMATION

Other Matters

Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports provided to us by the persons required to file such reports and written representations made to us by such persons, we believe that during 2006 all filings required to be made by our directors, executive officers and holders of more than 10% of our common stock were timely made in accordance with the Section 16(a) filing requirements with the exception of a Form 5 required to be filed by Dr. Sommadossi.

Householding of Annual Meeting Materials

Some brokers, banks and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: 60 Hampshire Street, Cambridge, Massachusetts, 02139, Attention: Investor Relations; 617-995-9800. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholder Proposals for the 2008 Annual Meeting

Stockholder proposals submitted pursuant to Rule 14a-8 under the SEC rules for inclusion in our proxy materials for our 2008 annual meeting of stockholders must be received by us at our principal office in Cambridge, Massachusetts, not later than [          ]. We suggest that stockholder proponents submit their proposals by certified mail, return receipt requested, addressed to us c/o Secretary, 60 Hampshire Street, Cambridge, Massachusetts 02139.

The persons designated in the proxy card will be granted discretionary authority with respect to any stockholder proposal for the 2008 annual meeting of stockholders not submitted pursuant to Rule 14a-8 if such proposal is not received by us by [          ].

By Order of the Board of Directors,

JOHN F. WEIDENBRUCH
Secretary

April [  ], 2007

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

Appendix A

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
IDENIX PHARMACEUTICALS, INC.

Idenix Pharmaceuticals, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

The Board of Directors of the Corporation duly adopted at a meeting duly called, pursuant to Section 242 of the General Corporation Law of the State of Delaware, resolutions setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment the Corporation’s 2007 annual meeting of stockholders in accordance with Sections 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment are as follows:

RESOLVED: That the first sentence of Article Fourth of the Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following new first sentence of Article Fourth be inserted in lieu thereof:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 125,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this      day of          , 2007.

IDENIX PHARMACEUTICALS, INC.

By:	/s/
Jean-Pierre Sommadossi
Chairman, Chief Executive Officer and President

A-1

Appendix B

IDENIX PHARMACEUTICALS, INC.

2005 STOCK INCENTIVE PLAN

1.  Purpose

The purpose of this 2005 Stock Incentive Plan (the “Plan”) of Idenix Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.  Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”.

3.  Administration and Delegation

(a) Administration by Board of Directors.  The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers.  To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to non-officer employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.  Stock Available for Awards

(a) Number of Shares.  Subject to adjustment under Section 9, Awards may be made under the Plan for up to 2,200,000 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”) plus the number of shares previously authorized for issuance under the Company’s 2004 Stock Incentive Plan: (i) which are not subject to outstanding options on June 7, 2005; or (ii) which become available for future Award grants as a result of the subsequent forfeiture, lapse or expiration of options granted pursuant to the 2004 Stock Incentive Plan and outstanding as of June 7, 2005. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Further, shares of Common Stock tendered to the Company by a Participant to exercise an Award shall be added to the number of shares of Common Stock available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Section 162(m) Per-Participant Limit.  The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 500,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

5.  Stock Options

(a) General.  The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b) Incentive Stock Options.  An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the of Company, any of the of Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board pursuant to Section 10(f), including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price.  The Board shall establish the exercise price of each Option provided however that the exercise price shall not be less than 100% of the Fair Market Value (as hereinafter defined) per share of Common Stock on the date of grant. The exercise price shall be specified in the applicable option agreement.

(d) Limitation on Repricing.  Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding Option and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option.

(e) No Reload Rights.  No Option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

(f) Duration of Options.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided however that no Option will be granted for a term in excess of 10 years.

(g) Exercise of Option.  Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(h) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, subject to such conditions as the Board shall specify, on a deferred basis (with the Company’s obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

(h) Payment Upon Exercise.  Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) when the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for at least six months (or such other period as the Board may deem appropriate for purposes of satisfication of applicable accounting rules), if any, as may be established by the Board in its discretion, and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) by payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

(i) Substitute Options.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2. Substitute Options shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

6.  Stock Appreciation Rights.

(a) General.  A Stock Appreciation Right, or SAR, is an Award entitling the holder, upon exercise, to receive an amount in Common Stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date.

(b) Grants.  Stock Appreciation Rights may be granted in tandem with, or independent of, Options granted under the Plan.

(c) Exercise.  Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

7.  Restricted Stock; Restricted Stock Units.

(a) General.  The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions.  The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price.

(c) Stock Certificates.  Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

8.  Other Stock-Based Awards.

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock Unit Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto.

9.  Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions of each Stock Appreciation Right, (v) the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board. If this Section 9(a) applies and Section 9(b) also applies to any event, Section 9(b) shall be applicable to such event, and this Section 9(a) shall not be applicable.

(b) Reorganization Events.

(1) Definition.  A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Generally.  Upon the occurrence of a Reorganization Event, or the execution by the Company of any agreement with respect to a Reorganization Event, the Board shall provide that all outstanding Awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Awards, then the Board may (i) upon written notice to a Participant, provide that the Participant’s unexercised Options or other unexercised Awards shall become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (ii) provide that outstanding Awards shall become realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iii) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all such outstanding Options or other Awards, in exchange for the termination of such Options or other Awards, (iv) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (v) any combination of the foregoing.

(3) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.  For purposes of Section (2) above, an Option, SAR or Other Stock Unit Award shall be considered assumed if, following consummation of the Reorganization Event, the Option, SAR or Other Stock Unit Award confers the right to receive, for each share of Common Stock subject to the Option, SAR or Other Stock Unit Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or other payment of Options, SARs or Other Stock Unit Awards to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event. To the extent all or any portion of an Option becomes exercisable solely as a result of clause (2)(i) above, the Board may provide that upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price; such repurchase right (x) shall lapse at the same rate as the Option would have become exercisable under its terms and (y) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to clause (2)(i) above.

(4) Consequences of a Reorganization Event on Restricted Stock Awards.  Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

10.  General Provisions Applicable to Awards

(a) Transferability of Awards.  Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation.  Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion.  Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status.  The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding.  Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant. If provided for in an Award or otherwise approved by the Company, for so long as the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f) Amendment of Award.  Except as otherwise provided in Section 5(d), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g) Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration.  The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i) Performance Conditions.

(1) This Section 10(i) shall be administered by a Committee approved by the Board, all of the members of which are “outside directors” as defined by Section 162(m) or in the absence of a committee so constituted, the Board as a whole (the “Section 162(m) Committee”).

(2) Notwithstanding any other provision of the Plan, if the Section 162(m) Committee determines, at the time a Restricted Stock Award or Other Stock Unit Award is granted to a Participant, that such Participant is, or may be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee (as defined in Section 162(m)), then the Section 162(m) Committee may provide that this Section 10(i) is applicable to such Award.

(3) If a Restricted Stock Award or Other Stock Unit Award is subject to this Section 10(i), then the lapsing of restrictions thereon and the distribution of cash or Shares pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Section 162(m) Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) stock price, (b) market share, (c) regulatory compliance, (d) total shareholder return, (e) cash flow, (f) filing of regulatory applications with respect to new product candidates and drug products, (g) commercial launch of new drug products, (h) successful completion of clinical trials, and (i) successful discovery of new drug candidates and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Section 162(m) Committee; and (iii) shall be set by the Section 162(m) Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m).

(4) Notwithstanding any provision of the Plan, with respect to any Restricted Stock Award or Other Stock Unit Award that is subject to this Section 10(i), the Section 162(m) Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Section 162(m) Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

(5) The Section 162(m) Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(i) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

11.  Miscellaneous

(a) No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c) Effective Date and Term of Plan.  The Plan shall become effective on the date on which it is adopted by the Board, but no Award may be granted unless and until the Plan has been approved by the Company’s stockholders. No Awards shall be granted under the Plan after the completion of 10 years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

(e) Provisions for Foreign Participants.  The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Compliance With Code Section 409A.  No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.

(g) Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

(h) Authorization of Sub-Plans.  The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

IDENIX PHARMACEUTICALS, INC.
AMENDMENT NO. 1 TO
2005 STOCK INCENTIVE PLAN

The 2005 Stock Incentive Plan of Idenix Pharmaceuticals, Inc. (the “Company”) is hereby amended as follows:

The first sentence of Section 4(a) of the 2005 Stock Incentive Plan be and hereby is amended and restated and shall read as follows:

“Subject to adjustment under Section 9, Awards may be made under the Plan for up to 5,200,000 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”) plus an additional 800,000 shares of common stock, representing the number of shares previously authorized for issuance under the Company’s 2004 Stock Incentive Plan: (i) which are not subject to outstanding options on June 7, 2005; or (ii) which become available for future Award grants as a result of the subsequent forfeiture, lapse or expiration of options granted pursuant to the 2004 Stock Incentive Plan and outstanding as of June 7, 2005.”

Capitalized terms used herein and not defined shall have the respective meaning ascribed to such terms in the 2005 Stock Incentive Plan.

Except as aforesaid, the 2005 Stock Incentive Plan shall remain in full force and effect.

Approved by the Board of Directors on March 29, 2007 Approved by the Stockholders on          , 2007

Idenix Pharmaceuticals, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the director nominees and FOR Proposals 2, 3 and 4.

1. To elect nine directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.
Nominees:	For	Withhold		For	Withhold		For	Withhold

01 - Jean-Pierre Sommadossi, Ph.D.	☐	☐	02 - Charles W. Cramb	☐	☐	03 - Thomas Ebeling	☐	☐
04 - Wayne T. Hockmeyer, Ph.D.	☐	☐	05 - Thomas R. Hodgson	☐	☐	06 - Norman C. Payson, M.D.	☐	☐
07 - Robert E. Pelzer	☐	☐	08 - Denise Pollard-Knight, Ph.D.	☐	☐	09 - Pamela Thomas-Graham	☐	☐
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		For	Against	Abstain			For	Against	Abstain
2.	To approve an amendment to the Company’s Restated Certificate of Incorporation, as Amended, increasing the number of authorized shares of common stock from 75,000,000 to 125,000,000 shares.	☐	☐	☐	3.	To approve an amendment to the Company’s 2005 Stock Incentive Plan increasing the number of shares of common stock authorized for issuance thereunder from 3,000,000 shares to 6,000,000 shares.	☐	☐	☐

4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2007.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Idenix Pharmaceuticals, Inc.
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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 31, 2007
Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Jean-Pierre Sommadossi, John Weidenbruch and Maria Stahl, and each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of common stock, $0.001 par value per share, of Idenix Pharmaceuticals, Inc., a Delaware corporation (the “Company”), held by the undersigned as of the close of business on April  5, 2007 at the 2007 Annual Meeting of Stockholders and at any adjournments or postponements thereof as indicated herein upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting and, in their discretion, upon any other matters which may properly come before the Annual Meeting. Each proposal included in this proxy has been proposed by the Company, and none of the proposals are conditioned upon approval of any other proposal.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NUMBERS 2, 3 AND 4. Attendance of the undersigned at the meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned revokes this proxy in writing before it is exercised.
PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN ENCLOSED REPLY ENVELOPE
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
CONTINUED AND TO BE VOTED ON REVERSE SIDE

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD.	+